Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

Inflection Point Acquisition Corp. III,
as SPAC

AIR WATER VENTURES HOLDINGS LIMITED,
as the Company

Air Water Ventures Limited,
as PubCo

and

IPCX Merger sub Limited
as Merger Sub

Dated as of August 25, 2025

TABLE OF CONTENTS

i

4.16	Investment Company Act; JOBS Act	24
4.17	Finders and Brokers	24
4.18	Private Placements	24
4.19	Certain Business Practices	24
4.20	Insurance	25
4.21	Information Supplied	26
4.22	Trust Account	26
4.23	SPAC Acknowledgment	27
4.24	Fairness Opinion	27

Article V REPRESENTATIONS AND WARRANTIES OF MERGER SUB		28

5.1	Organization and Standing	28
5.2	Authorization; Binding Agreement	28
5.3	Governmental Approvals	28
5.4	Non-Contravention	29
5.5	Capitalization	29
5.6	Merger Sub Activities	29
5.7	Finders and Brokers	29
5.8	Investment Company Act	29
5.9	Information Supplied	30
5.10	U.S. Tax Classification	30

Article VI REPRESENTATIONS AND WARRANTIES OF PUBCO		30

6.1	Organization and Standing	30
6.2	Authorization; Binding Agreement	30
6.3	Governmental Approvals	31
6.4	Non-Contravention	31
6.5	Capitalization	31
6.6	PubCo Activities	31
6.7	Finders and Brokers	32
6.8	Investment Company Act	32
6.9	Information Supplied	32
6.10	U.S. Tax Classification	32
6.11	U.K. Tax Residency	32

Article VII REPRESENTATIONS AND WARRANTIES OF THE COMPANY		33

7.1	Organization and Standing	33
7.2	Authorization; Binding Agreement	33
7.3	Capitalization	34
7.4	Company Subsidiaries	35
7.5	Governmental Approvals	36
7.6	Non-Contravention	36
7.7	Financial Statements	36
7.8	Absence of Certain Changes	38
7.9	Compliance with Laws	38
7.10	Company Permits	38

7.11	Litigation	38
7.12	Material Contracts	38
7.13	Intellectual Property	41
7.14	Taxes and Returns	42
7.15	Real Property	45
7.16	Personal Property	45
7.17	Employee Matters	45
7.18	Benefit Plans.	46
7.19	Environmental Matters	48
7.20	Transactions with Related Persons	49
7.21	Insurance	49
7.22	Customers and Suppliers.	50
7.23	Data Protection and Cybersecurity	50
7.24	Certain Business Practices	51
7.25	Investment Company Act	51
7.26	Finders and Brokers	51
7.27	Information Supplied	52
7.28	Company Acknowledgment	52
7.29	Dormant Entity	52

Article VIII COVENANTS		53

8.1	Access and Information	53
8.2	Conduct of Business of the Company during the Interim Period	54
8.3	Conduct of Business of SPAC during the Interim Period	57
8.4	Conduct of Business of PubCo during the Interim Period	59
8.5	Interim Period Control	60
8.6	Preparation and Delivery of Additional Company Financial Statements	60
8.7	SPAC Public Filings	61
8.8	Stock Exchange Listing	61
8.9	Exclusivity	61
8.10	No Trading	62
8.11	Notification of Certain Matters	62
8.12	Regulatory Approvals	62
8.13	Further Assurances	64
8.14	Tax Matters	64
8.15	The Registration Statement; Special Shareholder Meeting	66
8.16	Public Announcements	67
8.17	Confidential Information	68
8.18	Indemnification of Directors and Officers; Tail Insurance	69
8.19	SPAC Transaction Expenses; Trust Account Proceeds	69
8.20	New Registration Rights Agreement	70
8.21	Lock-Up Agreements	70
8.22	PubCo Equity Incentive Plan; PubCo ESPP; Section 280G	70
8.23	Litigation	72
8.24	Termination of SPAC Agreements	72
8.25	FIRPTA Certificate	72

8.26	PIPE Investment	73
8.27	Company Shareholder Approval	73
8.28	Other Matters	73

Article IX SURVIVAL		73

9.1	Survival	73

Article X CONDITIONS TO OBLIGATIONS OF THE PARTIES		74

10.1	Conditions to Each Party’s Obligations	74
10.2	Conditions to Obligations of the Company	74
10.3	Conditions to Obligations of SPAC	76
10.4	Frustration of Conditions	77

Article XI TERMINATION AND EXPENSES		77

11.1	Termination	77
11.2	Effect of Termination	78
11.3	Fees and Expenses	79

Article XII WAIVERS AND RELEASES		79

12.1	Waiver of Claims Against Trust	79
12.2	Mutual Releases	80

Article XIII MISCELLANEOUS		80

13.1	Notices	80
13.2	Binding Effect; Assignment	81
13.3	Third Parties	81
13.4	Governing Law; Jurisdiction	81
13.5	Waiver of Jury Trial	81
13.6	Specific Performance	82
13.7	Severability	82
13.8	Amendment	82
13.9	Waiver	82
13.10	Entire Agreement	82
13.11	Interpretation	83
13.12	Counterparts	85
13.13	No Recourse	85
13.14	Legal Representation	86

Article XIV DEFINITIONS		87

14.1	Certain Definitions	87
14.2	Section References	100

EXHIBITS

Exhibit A – Reserved

Exhibit B – Company Warrants

Exhibit C – Sponsor Support Agreement

Exhibit D – Form of Company Support Agreement

Exhibit E – Form of First Plan of Merger

Exhibit F – Form of Second Plan of Merger

Exhibit G – Reserved

Exhibit H – PubCo Series A Investor Warrants

Exhibit I – Form of New Registration Rights Agreement

Exhibit J-1 – Form of Lock-Up Agreement (Company)

Exhibit J-2 – Form of Lock-Up Agreement (Sponsor)

Exhibit K – Form of PubCo A&R Articles

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of August 25, 2025, by and among Inflection Point Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), Air Water Ventures Holdings Limited, a Cayman Islands exempted company (the “Company”), Air Water Ventures Limited, a Cayman Islands exempted company (“PubCo”) and IPCX Merger Sub Limited, a Cayman Islands exempted company (“Merger Sub”). SPAC, the Company, PubCo and Merger Sub are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Company owns all of the issued and outstanding shares in the capital of Air Water Ventures Ltd., a private limited company formed under the Laws of England and Wales (“Air Water UK”);

WHEREAS, PubCo is a newly incorporated Cayman Islands exempted company that is owned entirely by a nominee who is not a U.S. citizen or resident (the “PubCo Sole Shareholder”);

WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company that is a direct, wholly-owned Subsidiary of SPAC;

WHEREAS, SPAC is a Cayman Islands exempted company structured as a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the date of this Agreement, (a) the shareholders of Air Water UK transferred 100% of their shares in Air Water UK to the Company in exchange for the allotment of shares in the Company and (b) as part of the same plan of reorganization as the share exchange described in clause (a), Air Water UK has elected or will elect to be treated as an entity disregarded as separate from the Company under Treasury Regulations Section 301.7701-3, effective as of the date immediately after such contribution and exchange (the transactions described in (a) and (b), together, the “Pre-Signing Reorganization”);

WHEREAS, the Pre-Signing Reorganization was and is intended to be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code;

WHEREAS, prior to the date of this Agreement, Inflection Point Fund I, LP, an affiliate of SPAC (“Inflection Point Fund”), became the holder of certain Company Series A1 Preferred Shares;

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company, Inflection Point Fund and the other investors named therein (each, a “Pre-Funded PIPE Investor” and collectively, the “Pre-Funded PIPE Investors”) have executed and delivered that certain subscription agreement, dated as of the date hereof (the “Pre-Funded PIPE Subscription Agreement”), pursuant to which the Pre-Funded PIPE Investors have agreed, among other things, to subscribe and purchase from the Company, and the Company has agreed, among other things, to issue and allot to the Pre-Funded PIPE Investors, a number of Company Series A1 Preferred Shares and warrants to purchase Company Ordinary Shares in substantially the form attached hereto as Exhibit B (the “Company Warrants”), which transactions will be consummated concurrently with the execution and delivery of this Agreement (such investment the “Pre-Funded PIPE Investment”);

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company and the other investors named therein (each, a “Closing PIPE Investor” and collectively, the “Closing PIPE Investors”) have executed and delivered that certain subscription agreement, dated as of the date hereof (the “Closing PIPE Subscription Agreement”), pursuant to which the Closing PIPE Investors have agreed, among other things, to subscribe and purchase from the Company, and the Company has agreed, among other things, to issue and allot to the Closing PIPE Investors, a number of Company Series A Preferred Shares and Company Warrants, which transactions will be consummated immediately prior to the Second Merger Effective Time (such investment the “PIPE Investment”);

WHEREAS, from time to time following the date hereof and prior to the Closing, the Company may enter into subscription, purchase or similar agreements (each a “Future PIPE Agreement” and collectively, the “Future PIPE Agreements”; and the Future PIPE Agreements, together with the Closing PIPE Subscription Agreement, the “PIPE Agreements”) with certain investors (each a “Future PIPE Investor” and collectively, the “Future PIPE Investors”; and the Future PIPE Investors together with the Closing PIPE Investors, the “PIPE Investors”), pursuant to which, and on the terms and subject to the conditions of which, such Future PIPE Investors will agree to participate in the PIPE Investment;

WHEREAS, Merger Sub has elected or will elect to be treated as an entity disregarded as separate from its owner under Treasury Regulations Section 301.7701-3, effective as of a date prior to the Second Merger;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) SPAC will merge with and into PubCo (the “First Merger”), as a result of which (i) the separate corporate existence of SPAC shall cease and PubCo shall continue as the surviving company and (ii) each issued and outstanding SPAC Share shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one (1) PubCo Ordinary Share (the “SPAC Per Share Merger Consideration”) and (b) one (1) Business Day after the date of the First Merger Effective Time, the Company will merge with and into Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”, and the Mergers together with the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), as a result of which (i) the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving company and a wholly owned direct subsidiary of PubCo and (ii) each issued and outstanding Company Ordinary Share, Company Series A Preferred Share, Company Warrant and Company RSU shall no longer be outstanding and shall automatically be cancelled in exchange for the right of the holder thereof to receive the consideration set forth in Section 2.2, in each case upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC, PubCo and Inflection Point Holdings III LLC, a Delaware limited liability company (“Sponsor”) have entered into the Sponsor Support Agreement, a copy of which is attached hereto as Exhibit C (the “Sponsor Support Agreement”), pursuant to which, among other things, (a) Sponsor agreed to waive its anti-dilution rights in the SPAC Charter with respect to the SPAC Class B Ordinary Shares and (b) Sponsor agreed to vote its interests in favor of the Transactions, in each case, upon the terms and conditions set forth in the Sponsor Support Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC, Tau Capital Holding Limited (f/k/a TAU Capital Holding – Sole Proprietorship LLC), a limited liability company organized and existing under the Laws of the Abu Dhabi Global Market (“Tau Capital”), and certain other holders of Company Ordinary Shares, have each entered into a Company Support Agreement, in the form attached hereto as Exhibit D (the “Company Support Agreements”), pursuant to which, among other things, Tau Capital and such other parties thereto agreed to vote their respective interests in favor of this Agreement, the Second Merger and the Transactions, in each case, upon the terms and conditions set forth in the Company Support Agreements;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which it is party, the Mergers and the other Transactions are in the best interests of the Company, (b) approved this Agreement, the Ancillary Documents to which the Company is party, the Mergers and the other Transactions and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which the Company is party, the Mergers and the Transactions by the Company Shareholders (the “Company Board Recommendation”);

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that (i) this Agreement, the Ancillary Documents to which it is party, the Mergers and the other Transactions are in the best interests of SPAC and the holders of the SPAC Shares (the “SPAC Shareholders”) as a whole and (ii) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) approved this Agreement, the Ancillary Documents to which SPAC is party, the Mergers and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which SPAC is a party, the Mergers and the other Transactions by SPAC Shareholders (the “SPAC Board Recommendation”);

WHEREAS, the Board of Directors of PubCo (the “PubCo Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions are in the best interests of PubCo, (b) approved this Agreement, the Ancillary Documents to which it is party and the Transactions, and (c) recommended that the PubCo Sole Shareholder approve this Agreement, the Ancillary Documents to which PubCo is party, the Mergers and the other Transactions;

WHEREAS, the PubCo Sole Shareholder has approved this Agreement, the Ancillary Documents to which PubCo is a party, the Mergers and the other Transactions;

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) determined that this Agreement, the Ancillary Documents to which it is party, the Second Merger and the other Transactions are in the best interests of Merger Sub and SPAC (as the sole shareholder of Merger Sub), (b) approved this Agreement and the Ancillary Documents to which Merger Sub is a party and declaring its and their advisability and approving the Second Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub is a party, the Second Merger and the other Transactions by SPAC (as the sole shareholder of Merger Sub);

WHEREAS, SPAC has approved and adopted a written resolution approving, in its capacity as the sole shareholder of Merger Sub, this Agreement, the Ancillary Documents to which Merger Sub is a party, the Second Merger and the other Transactions;

WHEREAS, the Parties intend that for U.S. federal, and applicable state and local, income Tax purposes, (i) the First Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the SPAC Class B Ordinary Share Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, (iii) the Second Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (iv) this Agreement constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, certain capitalized terms used herein are defined in Article XIV hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
MERGERS

1.1 Mergers.

(a) Subject to and upon the terms and conditions of this Agreement and the plan of merger to be filed relating to the First Merger substantially in the form attached hereto as Exhibit E, with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Companies Law (the “First Plan of Merger”), and in accordance with the applicable provisions of the Cayman Companies Law, on the Business Day prior to the date of the Second Merger Effective Time, SPAC and PubCo shall consummate the First Merger, pursuant to which SPAC shall be merged with and into PubCo with PubCo being the surviving company, following which the separate corporate existence of SPAC shall cease and PubCo shall continue as the surviving company. PubCo, as the surviving company after the First Merger, is sometimes hereinafter referred to for the periods at and after the First Merger Effective Time as the “First Surviving Company”.

(b) Subject to and upon the terms and conditions of this Agreement and the plan of merger to be filed relating to the Second Merger substantially in the form attached hereto as Exhibit F, with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Companies Law (the “Second Plan of Merger”), and in accordance with the applicable provisions of the Cayman Companies Law, on the Closing Date, the Company and Merger Sub and PubCo shall consummate the Second Merger, pursuant to which the Company shall be merged with and into Merger Sub with the Merger Sub being the surviving company, following which the separate corporate existence of the Company shall cease and the Merger Sub shall continue as the surviving company and a wholly owned direct subsidiary of PubCo. The Merger Sub, as the surviving company after the Second Merger, is sometimes hereinafter referred to for the periods at and after the Second Merger Effective Time as the “Second Surviving Company”.

1.2 Merger Effective Times.

(a) SPAC and PubCo shall cause the First Merger to be consummated by filing the executed First Plan of Merger and other documents and declarations as required to effect the First Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law. The First Merger shall become effective at the time when the First Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or at such later time (but at least one Business Day prior to the date of the Second Merger Effective Time) as may be agreed by SPAC and PubCo in writing, subject to the limitations specified in the Cayman Companies Law, and specified in the First Plan of Merger (the “First Merger Effective Time”).

(b) The Company, PubCo and Merger Sub shall cause the Second Merger to be consummated by filing the executed Second Plan of Merger and other documents and declarations as required to effect the Second Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law. The Second Merger shall become effective at the time when the Second Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or at such later time as may be agreed by the Company and Merger Sub in writing, subject to the limitations specified in the Cayman Companies Law, and specified in the Second Plan of Merger (the “Second Merger Effective Time”).

1.3 Effect of the Mergers.

(a) At the First Merger Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Plan of Merger and the applicable provisions of Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SPAC and PubCo shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the First Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the First Surviving Company of any and all agreements, covenants, duties and obligations of SPAC and PubCo set forth in this Agreement to be performed after the First Merger Effective Time.

(b) At the Second Merger Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Plan of Merger and the applicable provisions of Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Second Surviving Company, which shall include the assumption by the Second Surviving Company of any and all agreements, covenants, duties and obligations of the Company and Merger Sub set forth in this Agreement to be performed after the Second Merger Effective Time.

1.4 Organizational Documents.

(a) At the First Merger Effective Time, PubCo shall adopt a new amended and restated memorandum and articles of association in substantially the form attached hereto as Exhibit K (the “PubCo A&R Articles”), which PubCo A&R Articles shall be the amended and restated memorandum and articles of association of PubCo until thereafter amended in accordance with the PubCo A&R Articles and applicable Law.

(b) The memorandum and articles of association of Merger Sub as in effect immediately prior to the Second Merger Effective Time shall be the memorandum and articles of association of the Second Surviving Company (except that references to the name of Merger Sub shall be changed to the name of the Company) following the Second Merger Effective Time until thereafter amended in accordance with such memorandum and articles of association and applicable Law.

1.5 Directors and Officers of Surviving Companies.

(a) First Merger.

(i) At the First Merger Effective Time, the directors of PubCo as of immediately prior to the First Merger Effective Time shall resign and, with effect from and after the Closing, and subject to the PubCo A&R Articles, the PubCo Board (the “Post-Closing PubCo Board”) shall initially consist of six (6) directors, of whom (A) two (2) shall be designated by SPAC, one (1) of which will qualify as an “independent director” as defined in Nasdaq rules and be eligible to serve on an audit committee, and (B) four (4) shall be designated by the Company, one of which shall be Peter Carr, and two (2) of which will qualify as “independent directors” as defined in Nasdaq rules and be eligible to serve on an audit committee (collectively, the “Post-Closing PubCo Directors”), each Post-Closing PubCo Director to hold office in accordance with the PubCo A&R Articles until his or her respective successor is duly elected or appointed and qualified or his or her earlier death, resignation or removal. For the avoidance of doubt, following the Second Merger Effective Time, nothing in this Section 1.5(a) shall impose or imply any obligations with respect to any future nomination, appointment, designation or election of directors to the Post-Closing PubCo Board, and all future vacancies on the Post-Closing PubCo Board shall be filled in accordance with the PubCo A&R Articles.

(ii) At the First Merger Effective Time, the officers of PubCo as of immediately prior to the First Merger Effective Time shall resign, and, with effect from and after the Closing, and subject to the PubCo A&R Articles, the individuals set forth in Section 1.5(a)(ii) of the Company Disclosure Letter shall be appointed as the officers of PubCo (the “Post-Closing PubCo Officers”), each Post-Closing PubCo Officer to hold office in accordance with the PubCo A&R Articles until his or her respective successor is duly appointed and qualified or his or her earlier death, resignation or removal.

(b) At the Second Merger Effective Time, the directors and officers of Merger Sub shall resign, and with effect from and after the Closing, the directors and officers of the Second Surviving Company shall be the Post-Closing PubCo Directors and the Post-Closing PubCo Officers, respectively, each to hold office in accordance with the Organizational Documents of the Second Surviving Company until their resignation or removal in accordance with the Organizational Documents of the Second Surviving Company or until their respective successors are duly elected or appointed and qualified. At the Second Merger Effective Time, the board of directors and officers of the Company shall automatically cease to hold office. Each Party shall take all necessary actions within its power so that the Post-Closing PubCo Directors and Post-Closing PubCo Officers are the same individuals at the First Merger Effective Time and the Second Merger Effective Time.

Article II
CONVERSION AND EXCHANGE OF SECURITIES

2.1 First Merger.

(a) SPAC Unit Separation. One (1) day prior to the date of the First Merger Effective Time, each SPAC Unit that is issued and outstanding at such time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one SPAC Right in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”). The detached SPAC Securities shall be converted in accordance with the applicable terms of this Section  2.1.

(b) SPAC Class B Ordinary Share Conversion. One (1) day prior to the date of the First Merger Effective Time, each SPAC Class B Ordinary Share that is issued and outstanding at such time shall be automatically converted into one (1) SPAC Class A Ordinary Share in accordance with the conversion mechanics set forth in Article 8.2 of the Articles of Association of the SPAC (without giving effect to the adjustments set forth in Article 8.3 thereof) (the “SPAC Class B Ordinary Share Conversion”), and following such conversion, each SPAC Class B Ordinary Share shall no longer be outstanding, and each former holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such securities.

(c) SPAC Rights. One (1) day prior to the date of the First Merger Effective Time, but immediately after the Unit Separation, each SPAC Right that is then issued and outstanding at such time shall be automatically converted into one-tenth (1/10) of one SPAC Class A Ordinary Share in accordance with the SPAC Rights Agreement without any action on the part of any Party or the holders of SPAC Rights (the “Rights Conversion”); provided that if a holder of SPAC Rights would be entitled to receive a fraction of a SPAC Class A Ordinary Share upon the Rights Conversion, the number of SPAC Class A Ordinary Shares issued to such holder upon the Rights Conversion shall be rounded down to the nearest whole number of SPAC Class A Ordinary Shares without cash settlement for such rounded fraction. For clarity, the above Rights Conversion shall apply notwithstanding any requirement to affirmatively exchange such SPAC Rights pursuant to Section 3.3.1 of the Rights Agreement, which requirement SPAC hereby waives.

(d) SPAC Shares. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or the holders of securities of SPAC or PubCo, after giving effect to the Unit Separation referred to in Section 2.1(a), each SPAC Class A Ordinary Share (other than any Excluded Shares, SPAC Dissenting Shares and Redeeming SPAC Shares), which is issued and outstanding immediately prior to the First Merger Effective Time, shall thereupon be converted into, and the holder of such SPAC Share shall be entitled to receive, the SPAC Per Share Merger Consideration. All of the SPAC Shares converted into the right to receive the SPAC Per Share Merger Consideration pursuant to this Section 2.1(d) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the First Merger Effective Time, and each holder of a certificate previously representing any such SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the SPAC Per Share Merger Consideration into which such SPAC Shares shall have been converted in the Merger.

(e) Excluded Shares. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or the SPAC Shareholders, each Excluded Share that is issued and outstanding immediately prior to the First Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration shall be paid with respect thereto.

(f) Redeeming SPAC Shares. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or the SPAC Shareholders, each Redeeming SPAC Share that is issued and outstanding immediately prior to the First Merger Effective Time (if any) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Redeeming SPAC Shares shall thereafter cease to have any rights with respect to such securities except the right to be paid a pro rata share of the Redemption Amount in accordance with the SPAC Charter.

(g) PubCo Shares. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or holders of securities of PubCo, each PubCo Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time all of which shall be standing in the name of the PubCo Sole Shareholder in the register of members of PubCo (excluding, for the avoidance of doubt, any PubCo Ordinary Shares issued at the First Merger Effective Time in accordance with Section 2.1(d)) shall be irrevocably surrendered by the PubCo Sole Shareholder to PubCo for cancellation and for consideration equal to the subscription price (if any) that the PubCo Sole Shareholder paid for such PubCo Ordinary Share, and the Company and PubCo shall cause the PubCo Sole Shareholder (as the sole holder of such ordinary shares of PubCo being surrendered) to irrevocably consent to such surrender.

(h) No Liability. Notwithstanding anything to the contrary in this Section 2.1, none of the First Surviving Company, PubCo, the Company or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) SPAC Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, and subject at all times to applicable Law, SPAC Shares issued and outstanding immediately prior to the First Merger Effective Time and held by a SPAC Shareholder who is entitled to demand and has properly exercised in writing dissenter rights in respect of such shares in accordance with Section 238 of the Cayman Companies Law and who has otherwise complied with all of the provisions of the Cayman Companies Law relevant to the exercise and perfection of dissenters’ rights (such SPAC Shares being referred to collectively as the “SPAC Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s dissenter rights under the Cayman Companies Law with respect to such shares) shall not be converted into the right to receive the SPAC Per Share Merger Consideration. Each SPAC Dissenting Share shall no longer be outstanding and shall automatically be cancelled by virtue of the First Merger, and the holder of such SPAC Dissenting Share shall thereafter cease to have any rights with respect to such SPAC Dissenting Share, but instead shall be entitled to the right to be paid the fair value of such SPAC Dissenting Share and such other rights as are granted by Section 238 of the Cayman Companies Law; provided, however, that if, after the First Merger Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to dissent pursuant to Section 238 of the Cayman Companies Law, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Law, such SPAC Shares shall cease to be SPAC Dissenting Shares and shall be treated as if they had been converted as of the First Merger Effective Time into the right to receive the SPAC Per Share Merger Consideration without interest thereon. During the period from the date of this Agreement through the Interim Period, SPAC shall provide PubCo written notice as promptly as practicable following receipt of any written objections to the First Merger, notices of election to dissent, demands received by SPAC for appraisal of SPAC Shares, any waiver or withdrawal of any such objections, notices or demands, and any other demand, notice, or instrument delivered to SPAC prior to the First Merger Effective Time that relates to the foregoing. Subject at all times to the Cayman Companies Law, except with the prior written consent of PubCo (which consent shall not be unreasonably conditioned, withheld, or delayed), SPAC shall not make any payment with respect to, or settle, or offer to settle, any such demands during the Interim Period.

2.2 Second Merger.

(a) Company Ordinary Shares. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of securities of the Company or PubCo, each Company Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall thereupon be converted into, and the holder of such Company Ordinary Share shall be entitled to receive, a number of PubCo Ordinary Shares equal to (i) the Company Consideration Shares divided by (ii) the total number of Company Ordinary Shares (including the Company Ordinary Shares underlying the Company RSUs) issued and outstanding immediately prior to the Second Merger Effective Time (the “Exchange Ratio”). All of the Company Ordinary Shares converted into the right to receive the Company Consideration Shares pursuant to this Section 2.2(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Second Merger Effective Time, and each holder of a certificate previously representing any such Company Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Company Consideration Shares into which such Company Ordinary Shares shall have been converted in the Second Merger.

(b) Company Series A1 Preferred Shares. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of securities of the Company or PubCo, each holder of (i) Company Series A1 Preferred Shares shall be entitled to receive, and the Company Series A1 Preferred Shares held by each such holder immediately prior to the Second Merger Effective Time shall be converted into, a number of PubCo Preferred Shares equal to (x) the aggregate Accrued Value attributable to such Company Series A1 Preferred Shares held by such holder divided by (y) the PubCo Preferred Share Issue Price. All of the Company Series A1 Preferred Shares converted into the right to receive the PubCo Preferred Shares pursuant to this Section 2.2(b) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Second Merger Effective Time, and each holder of a certificate previously representing any such Company Series A1 Preferred Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the PubCo Preferred Shares into which such Company Series A1 Preferred Shares shall have been converted in the Second Merger.

(c) Company Series A2 Preferred Shares. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of securities of the Company or PubCo, each holder of Company Series A2 Preferred Shares shall be entitled to receive, and the Company Series A2 Preferred Shares held by each such holder immediately prior to the Second Merger Effective Time shall be converted into, a number of PubCo Preferred Shares equal to (i) the aggregate Accrued Value attributable to such Company Series A2 Preferred Shares held by such holder divided by (ii) the PubCo Preferred Share Issue Price. All of the Company Series A2 Preferred Shares converted into the right to receive the PubCo Preferred Shares pursuant to this Section 2.2(c) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Second Merger Effective Time, and each holder of a certificate previously representing any such Company Series A2 Preferred Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the PubCo Preferred Shares into which such Company Series A2 Preferred Shares shall have been converted in the Second Merger

(d) Company Warrants. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of securities of the Company or PubCo, each Company Warrant that is issued and outstanding immediately prior to the Second Merger Effective Time shall thereupon be converted into, and the holder of such Company Warrant shall be entitled to receive, a PubCo Series A Investor Warrant exercisable for (i) with respect to each Company Warrant issued pursuant to a Pre-Funded PIPE Subscription Agreement or PIPE Agreement, a number of PubCo Ordinary Shares equal to (x) the number of Company Ordinary Shares issuable upon conversion of the applicable Pre-Funded PIPE Investor’s or PIPE Investor’s Company Series A Preferred Shares upon a hypothetical conversion of such Company Series A Preferred Shares immediately prior to the Second Merger multiplied by (y) the Exchange Ratio, and (ii) with respect to the Company Warrants set forth on Section 7.3(e) of the Company Disclosure Schedule, a number of PubCo Ordinary Shares equal to the number of Company Ordinary Shares issuable upon exercise of such Company Warrants as of immediately prior to the Second Merger, in each case, which PubCo Series A Investor Warrant shall be substantially in the form attached hereto as Exhibit H (the “PubCo Series A Investor Warrants”). All of the Company Warrants converted into the right to receive the PubCo Series A Investor Warrants pursuant to this Section 2.2(d) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Second Merger Effective Time, and each holder of a certificate previously representing any such Company Warrant shall thereafter cease to have any rights with respect to such securities, except the right to receive the PubCo Series A Investor Warrants into which such Company Warrant shall have been converted in the Second Merger.

(e) Company RSUs. At the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of any Party or the holder thereof, each award of Company RSUs that is outstanding and unvested immediately prior to the Second Merger Effective Time shall be assumed and converted into the right to receive restricted stock units subject to PubCo Ordinary Shares on the same terms and conditions (including applicable vesting, settlement, and termination provisions) as are in effect with respect to each such award of Company RSUs immediately prior to the Second Merger Effective Time (each, an “Exchanged RSU”); provided that each award of Exchanged RSUs will be subject to the number of PubCo Ordinary Shares equal the product of (x) the number of whole Company Ordinary Shares that were subject to such award of Company RSUs (with any fractional share otherwise resulting rounded down to the nearest whole share) immediately prior to the Second Merger Effective Time, multiplied by (y) the Exchange Ratio; provided, further, that each award of Company RSUs shall be adjusted in a manner that complies with or is exempt from Section 409A of the Code, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. All Exchanged RSUs that become vested will be settled via PubCo Ordinary Shares issued under the PubCo Equity Incentive Plan.

(f) Company PSUs. At the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of any Party or the holder thereof, each award of Company PSUs that is outstanding and unvested immediately prior to the Second Merger Effective Time shall be assumed and converted into the right to receive performance-based restricted stock units subject to PubCo Ordinary Shares on the same terms and conditions (including applicable performance vesting criteria contemplated by Section 2.10 of this Agreement and other applicable settlement, and termination provisions) as are in effect with respect to each such award of Company PSUs immediately prior to the Second Merger Effective Time (each, an “Exchanged PSU”); provided that each award of Exchanged PSUs will be subject to a number of PubCo Ordinary Shares, determined based on the pro-rata portion of Earnout Shares attributable to such PSU Holder’s Company RSUs, subject to achievement of the applicable Triggering Event (with any fractional share otherwise resulting rounded down to the nearest whole share); provided, further, that each award of Company PSUs shall be adjusted in a manner that complies with or is exempt from Section 409A of the Code, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. All Exchanged PSUs that become vested will be settled via PubCo Ordinary Shares issued under the PubCo Equity Incentive Plan.

(g) Merger Sub Shares. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of securities of the Company or Merger Sub, each Merger Sub Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Second Surviving Company.

(h) No Liability. Notwithstanding anything to the contrary in this Section 2.2, none of the Second Surviving Company, PubCo, SPAC or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.3 Satisfaction of Rights. All securities issued upon the surrender of SPAC Securities and Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided that, to the extent required by U.S. federal securities law or other contractual arrangements, any restrictions on the sale and transfer of SPAC Securities shall also apply to the PubCo Securities so issued in exchange.

2.4 Lost, Stolen or Destroyed SPAC or Company Certificates. In the event any certificates representing SPAC Securities or Company Securities shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact and indemnity by the Person claiming such certificate to be lost, stolen or destroyed, PubCo shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, such securities, as may be required pursuant to Section 2.1 and 2.2, as applicable.

2.5 Register of Members. At the First Merger Effective Time, the register of members of SPAC shall be closed, and there shall be no further registration of transfers of SPAC Securities thereafter on the records of SPAC. At the Second Merger Effective Time, the register of members of the Company shall be closed, and there shall be no further registration of transfers of Company Securities thereafter on the records of the Company.

2.6 Appointment of Transfer Agent. Prior to the Closing, PubCo shall appoint a transfer agent acceptable to SPAC and the Company (the “Transfer Agent”), as its agent, for the purpose of recording the (a) exchange of the SPAC Securities for PubCo Securities and (b) exchange of Company Securities for PubCo Securities. The Transfer Agent shall take or cause to be taken such actions as are necessary to update PubCo’s register of members to reflect (i) the exchange of the SPAC Securities for PubCo Securities and (ii) the exchange of the Company Securities for PubCo Securities, in each case in accordance with the terms of this Agreement and, to the extent applicable, the First Plan of Merger, the Second Plan of Merger, the Cayman Companies Law and customary transfer agent procedures and the rules and regulations of the Depository Trust Company (“DTC”), in each case in a form approved by the Company.

2.7 Exchange of Book-Entry Shares.

(a) Issuance of PubCo Securities. At the First Merger Effective Time and Second Merger Effective Time, as applicable, PubCo shall issue all PubCo Securities to be issued as required pursuant to Section 2.1 and 2.2, respectively.

(b) Exchange Procedures for SPAC Shares. As soon as practicable after the First Merger Effective Time (and in no event later than five (5) Business Days after the First Merger Effective Time), PubCo shall cause the Transfer Agent to mail to each holder of record of SPAC Shares which were converted pursuant to Section 2.1(d) into the SPAC Per Share Merger Consideration instructions for use in effecting the surrender of the SPAC Shares in exchange for the SPAC Per Share Merger Consideration in a form acceptable to the Company. Upon receipt of an “agent’s message” by the Transfer Agent (or such other evidence, if any, of transfer as the Transfer Agent may reasonably request), the holder of a SPAC Share which was converted pursuant to Section 2.1(d) into the SPAC Per Share Merger Consideration shall be entitled to receive in exchange therefor, net of any required withholding Taxes, the SPAC Per Share Merger Consideration in book-entry form, without interest, for each SPAC Share surrendered. The PubCo Ordinary Shares to be delivered as the SPAC Per Share Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the customary procedures of DTC, unless a physical PubCo Ordinary Share is required by applicable Law, in which case PubCo and the Company shall jointly cause the Transfer Agent to promptly send certificates representing such PubCo Ordinary Shares to such holder. If payment of the SPAC Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered SPAC Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the SPAC Per Share Merger Consideration to a Person other than the registered holder of SPAC Share surrendered or shall have established to the reasonable satisfaction of PubCo and the Company that such Tax either has been paid or is not applicable.

(c) Distributions with Respect to Unexchanged PubCo Ordinary Shares. All PubCo Ordinary Shares to be issued hereunder shall be deemed issued and outstanding as of the First Merger Effective Time or Second Merger Effective Time, as applicable. Subject to the effect of escheat, Tax or other applicable Laws, the holder of whole PubCo Ordinary Shares issued pursuant to Section 2.1(d) and 2.2(a) will be promptly paid, without interest and net of any applicable withholding Tax, the amount of dividends or other distributions with a record date after the First Merger Effective Time and Second Merger Effective Time, as applicable, and theretofore paid with respect to such whole PubCo Ordinary Shares.

(d) Adjustments to Per Share Merger Consideration. The SPAC Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares occurring on or after the date of this Agreement and prior to the First Merger Effective Time and Second Merger Effective Time.

2.8 Taking of Necessary Action; Further Action. If, at any time after the First Merger Effective Time or the Second Merger Effective Time, as applicable, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First Surviving Company following the First Merger and the Second Surviving Company following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC, PubCo, the Company and Merger Sub, as applicable, the officers and directors (or their designees) of SPAC, PubCo, the Company and Merger Sub, as applicable, are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.9 Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal (and applicable state and local) income tax purposes, it is intended that (a) the First Merger qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code, (b) the SPAC Class B Ordinary Share Conversion qualifies as a “reorganization” described in Section 368(a)(1)(E) of the Code, (c) the Second Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (d) this Agreement constitute, and hereby is adopted, as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended Tax Treatment”).

2.10 Earnout Shares.

(a) In addition to the issuance of the PubCo Securities pursuant to Section 2.2, as promptly as reasonably practicable (but in any event, within five (5) Business Days) after the occurrence of a Triggering Event, PubCo shall issue to the Eligible Company Equityholders and the PSU Holders the following aggregate number of PubCo Ordinary Shares (subject to Equitable Adjustment and including, for the avoidance of doubt, the PubCo Ordinary Shares issued pursuant to the Company PSUs, the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement, provided that the shares underlying Company PSUs shall be issued at the time set forth in the applicable award agreement evidencing the Company PSUs:

(i) Upon the occurrence of Triggering Event I, a one-time issuance of 7,500,000 Earnout Shares;

(ii) Upon the occurrence of Triggering Event II, a one-time issuance of 7,500,000 Earnout Shares;

(iii) Upon the occurrence of Triggering Event III, a one-time issuance of 7,500,000 Earnout Shares; and

(iv) Upon the occurrence of Triggering Event IV, a one-time issuance of 7,500,000 Earnout Shares.

(b) The Earnout Shares with respect to each Triggering Event shall be allocated among the Eligible Company Equityholders and PSU Holders as set forth in Section 2.10(b) of the Company Disclosure Schedules.

(c) For the avoidance of doubt, the Eligible Company Equityholders, and PSU Holders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the sum of the Earnout Shares exceed 30,000,000.

(d) The PubCo Ordinary Share price target set forth in the definition of Triggering Event IV shall be subject to Equitable Adjustment.

(e) Any issuance and delivery of Earnout Shares to Eligible Company Equityholders shall be treated as an adjustment to the PubCo Ordinary Shares received in the Second Merger by the Parties for all applicable Tax purposes, unless otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of U.S. state, local or non-U.S. Law), and such issuance and delivery of Earnout Shares to Eligible Company Equityholders that are holders of Company Ordinary Shares is intended to comply with, and shall be effected in accordance with, IRS Rev. Proc. 84-42, 1984-1 C.B. 521.

2.11 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued, in any form, by virtue of this Agreement, the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that would otherwise be received by such Person) shall instead have the aggregate number of PubCo Ordinary Shares issued to such Person rounded down to the nearest whole PubCo Ordinary Share. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

2.12 Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Closing.

2.13 Withholding. Notwithstanding anything in this Agreement to the contrary, SPAC, PubCo, Merger Sub, the Company, the Transfer Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
MERGER CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the closing of the Transactions (the “Closing”) shall occur no later than the third (3rd) Business Day following the satisfaction or, to the extent legally permissible, waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be fulfilled at the Closing), but subject to the satisfaction of or, to the extent legally permissible, waiver by the Party benefitting from, such conditions, or at such other date as SPAC, PubCo and the Company may agree in writing. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing shall take place virtually or at such place as SPAC, PubCo and the Company may agree in writing, and at such time on the Closing Date as SPAC, PubCo and the Company agree in writing.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), or (b) the SEC Reports that are available on the SEC’s website through EDGAR, but excluding disclosures referred to in “Special Note Regarding Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (provided that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2 or Section 4.5), SPAC represents and warrants to the Company and PubCo, as of the date hereof, and as of the Closing, as follows:

4.1 Organization and Standing. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPAC. SPAC has made available to the Company accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party and the consummation of the Transactions (a) have been duly and validly authorized by the SPAC Board and (b) other than the Required Shareholder Approval, no other corporate proceedings (including any vote of holders of any class or series of securities of SPAC), other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party or to consummate the Transactions. The SPAC Board, at a duly called and held meeting or in writing as permitted by SPAC’s Charter, has unanimously (i) determined that this Agreement, the Ancillary Documents to which it is or is required to be a party and the Transactions, including the Mergers, are advisable, fair to and in the best interests of SPAC Shareholders, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is or is required to be a party, the Mergers and the other Transactions (iii) issued the SPAC Board Recommendation and (iv) directed that this Agreement, the Ancillary Documents to which it is or is required to be a party and the Shareholder Approval Matters be submitted to SPAC Shareholders for their approval. This Agreement has been, and each Ancillary Document to which SPAC is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is or is required to be a party, or the consummation by SPAC of the Transactions, other than (a) such filings as contemplated by this Agreement, (b) any filings required with the Registrar of Companies in the Cayman Islands, Nasdaq Stock Market (“Nasdaq”) or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (d) the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder and (e) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.4 Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is or is required to be a party, the consummation by SPAC of the Transactions, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make or increase payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.5 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding SPAC Securities are set forth hereto in Section 4.5(a) of the SPAC Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding preference shares of SPAC. All outstanding SPAC Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to (other than the SPAC Rights) or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under the Cayman Companies Law, the SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, SPAC does not have any Subsidiaries or own any equity interests in any other Person.

(b) Other than the SPAC Rights, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities (including SPAC Securities) having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC (including SPAC Securities), (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, shares or securities convertible into or exchangeable for any securities (including SPAC Securities), or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities (including SPAC Securities). Other than with respect to the Redemption Rights or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC (including SPAC Securities) or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 5.5(b) of the SPAC Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting or transfer of any securities of SPAC (including SPAC Securities).

(c) All of SPAC’s Indebtedness of the type described in clauses (a) –(c) of the definition thereof and all SPAC Transaction Expenses as of the date of this Agreement are disclosed in Section 4.5(c) of the SPAC Disclosure Schedules.

(d) Since the date of formation of SPAC and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its securities (including SPAC Securities) and has not repurchased, redeemed or otherwise acquired any of its securities (including SPAC Securities), and the SPAC Board has not authorized any of the foregoing.

4.6 SEC Filings; SPAC Financials; Internal Controls.

(a) SPAC has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”), and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company or made available copies in the form filed with the SEC of all of the following: (i) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter since the IPO to disclose its quarterly financial results in each of the fiscal years of SPAC, (ii) SPAC’s annual reports on Form 10-K for each fiscal year since the IPO (if applicable) to disclose its annual financial results in each of the fiscal years of SPAC and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) (i) The SPAC Class A Ordinary Shares, the SPAC Rights and the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq, in the ticker of IPCX, IPCXR and IPCXU, respectively, (ii) SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (iii) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority, Nasdaq or the SEC with respect to any intention by such entity to suspend, deregister, prohibit or terminate the quoting of such SPAC Securities on Nasdaq, and (iv) SPAC is in material compliance with all of the applicable listing and corporate governance rules and regulations of Nasdaq.

(c) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d) Except as and to the extent reflected or reserved against in the balance sheet of SPAC dated December 31, 2024 included in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the ordinary course of business. SPAC does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements of any Person other than those of SPAC are required by GAAP to be included in the financial statements of SPAC.

(e) Neither SPAC nor SPAC’s independent auditors has identified any (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC, (iii) fraud that involves management or other employees of SPAC who have a role in the internal controls over financial reporting of SPAC or (iv) any written claim or allegation regarding any of the foregoing.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP, and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is made known to SPAC’s principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of SOX.

(h) To the Knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7 Absence of Certain Changes. From the date of SPAC’s formation to the date of this Agreement, (a) SPAC has conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) there has not been a Material Adverse Effect with respect to SPAC.

4.8 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC, (a) SPAC is and since the date of formation of SPAC has been, in compliance with, and not in conflict, default or violation of, any applicable Laws and (b) SPAC has not received, since the date of formation of SPAC, any written or, to the Knowledge of SPAC, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound.

4.9 Litigation. As of the date of this Agreement, there is no (a) material Action of any nature currently pending or, to SPAC’s Knowledge, threatened (and no such Action has been brought or, to the Knowledge of SPAC, threatened since the date of formation of SPAC) or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority since the date of formation of SPAC in either case of (a) or (b) by or against SPAC, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or assets. As of the date of this Agreement, none of the current or former officers, senior management or directors of SPAC have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of SPAC, except in each case where the charge, indictment arrest or conviction, individually or in the aggregate, has not had and would not reasonably be expected to be material to SPAC, or otherwise limit the ability of SPAC to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or is required to be a party or otherwise bound.

4.10 Actions; Orders; Permits. SPAC (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with SPAC), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “SPAC Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC. Except in each case where the failure or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC, (a) all of the SPAC Permits are in full force and effect, and no suspension or cancellation of any of the SPAC Permits is pending or, to SPAC’s Knowledge, threatened, (b) SPAC is not in violation in any material respect of the terms of any SPAC Permit and (c) since the date of formation of SPAC, SPAC has not received any written, or to the Knowledge of SPAC, oral notice of any Actions relating to the revocation or modification of any SPAC Permit.

4.11 Taxes and Returns.

(a) SPAC has timely filed, or caused to be timely filed, all material Tax Returns required by applicable Tax Law to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects. SPAC has timely paid, or caused to be timely paid, all material Taxes required by applicable Tax Law to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the SPAC Financials in accordance with GAAP.

(b) SPAC has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by SPAC have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other Person.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened in writing against SPAC, in respect of Taxes, and SPAC has not been notified in writing of any material proposed Tax claims or assessments against SPAC by a Governmental Authority.

(d) There are no material Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which SPAC does not file a Tax Return that SPAC is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(e) SPAC does not have a permanent establishment, branch or representative office in any country other than the country of its organization (where it carries no activities and only has a registered office), and SPAC is not and has not been treated for any Tax purpose as a resident in a country other than the country of its incorporation.

(f) SPAC is not and has never been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes. SPAC does not have any Liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than, in each case, Liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes). SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

(g) SPAC is not the subject of any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, and there is no written request by SPAC outstanding for any such ruling, memorandum or agreement.

(h) SPAC has not distributed stock of another Person, nor has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) SPAC has not been a party to a transaction that is a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision under any U.S. state or local or non-U.S. Tax Law addressing tax avoidance transactions).

(j) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by SPAC prior to the Closing, (ii) change in any method of accounting of SPAC for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Tax Law) executed by SPAC prior to the Closing, or (iv) any prepaid amount or deferred revenue received or accrued prior to the Closing outside the ordinary course of business.

(k) SPAC has not taken, and has not agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of SPAC, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. SPAC is not aware of any current plan or intention to cause PubCo to be liquidated following the Mergers.

4.12 Employees and Employee Benefit Plans. SPAC does not (a) have any employees or independent contractors who are entitled to any compensation, remuneration, fees or benefits or (b) maintain, sponsor, contribute to or otherwise have any Liability with respect to any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will alone or in connection with other events (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, (ii) result in the acceleration of the time of payment, vesting or funding of any such payment or benefit or deceleration of the time of payment, vesting or, funding, or increase of any such payment or benefit or (iii) cause an amount to be received by any individual to fail to be deductible by reason of Code Section 280G or be subject to an excise Tax under Code Section 4999.

4.13 Properties. SPAC does not own, license or otherwise have any right, title or interest in or to any material Intellectual Property. SPAC does not own or lease any real property or Personal Property.

4.14 Material Contracts.

(a) Other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by SPAC on less than 60 days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC or any of its current or future Affiliates, any acquisition of material property by SPAC or any of its current or future Affiliates, or restricts in any material respect the ability of SPAC or any of its current or future Affiliates from engaging in any business or from competing with any other Person or (iv) is a “material contract” (as such term is defined in Regulation S-K of the Securities Act) (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’-length and in the ordinary course of business, (ii) the SPAC Material Contract is valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party thereto, under such SPAC Material Contract, and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

4.15 Transactions with Affiliates. Section 4.15 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC, on the one hand, and Sponsor, any other Affiliate of SPAC, or any present or former director, officer, employee, manager, direct equityholder of SPAC, Sponsor or any other Affiliate of SPAC, or any immediate family member of any of the foregoing, on the other hand.

4.16 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.17 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, PubCo, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Sponsor or any of their respective Affiliates.

4.18 Private Placements. Other than the PIPE Agreements, there are no agreements, side letters, arrangements or other Contracts between SPAC, Sponsor or any of their respective Affiliates, on the one hand, and any PIPE Investor, on the other hand, or, to the Knowledge of SPAC, any of their respective Affiliates that would affect the obligation of such PIPE Investor to pay to PubCo the applicable portion of the PIPE Investment set forth in such PIPE Investor’s applicable PIPE Agreement. No fees, consideration (other than PubCo Ordinary Shares issued in connection with the PIPE Investment) or other discounts are payable or have been agreed by SPAC, Sponsor or any of their respective Affiliates to any PIPE Investor or, to the Knowledge of the SPAC, any of their respective Affiliates in respect of its portion of the PIPE Investment.

4.19 Certain Business Practices.

(a) Since the date of formation of SPAC, SPAC has been in compliance with the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), and all other applicable anti-corruption and anti-bribery Laws, in all material respects. SPAC is not subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of SPAC, suspected violation of any applicable anti-corruption Law.

(b) Since the date of formation of SPAC, neither SPAC nor any of its directors, officers or, to the Knowledge of SPAC, Representatives, when acting on behalf of SPAC, has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity.

(c) Since SPAC’s formation, the operations of SPAC have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(d) None of SPAC or any of its directors, officers, employees or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently (i) the target of economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority of the United States, (including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom (“Sanctions”), including by being listed on the OFAC Specially Designated Nationals and Blocked Persons List, (ii) organized, resident, or located in a country, region or territory that is the subject of comprehensive territorial Sanctions (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, as this list may be amended from time to time) (each a “Sanctioned Jurisdiction”), or (iii) is owned, in the aggregate, 50% or greater, directly or indirectly, or otherwise controlled, by a Person identified in clauses (i)-(ii) (collectively, a “Sanctioned Person”). None of SPAC or any of its directors, officers, employees or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is a Person with whom transactions are prohibited or restricted under the applicable laws and regulations administered by the United States and other relevant Governmental Authorities with jurisdiction over SPAC relating to the export, reexport, transfer, and import of products, software or technology (“Customs & Export Control Laws”). SPAC has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Jurisdiction or for the purpose of financing the activities of any Person currently the target of applicable Sanctions or Customs & Export Control Laws in violation of applicable Sanctions or Customs & Export Control Laws since SPAC’s formation. Neither SPAC nor any of its directors or officers, nor, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC has, since SPAC’s formation, engaged in any conduct, activity, or practice in violation of any applicable Sanctions or Customs & Export Control Laws. No Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened. Neither SPAC nor any of its directors or officers, nor, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC has, since SPAC’s formation made any voluntary disclosure with respect to an apparent violation of applicable Sanctions or has been subject to civil or criminal penalties imposed by any Governmental Authority administering Sanctions.

4.20 Insurance. Section 4.20 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to SPAC.

4.21 Information Supplied. None of the information supplied or to be supplied by SPAC or Sponsor or their respective Affiliates and Representatives expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.22 Trust Account. As of the date hereof, SPAC had an amount of assets in the Trust Account of not less than $253 million. The funds held in the Trust Account are invested in U.S. government securities with a maturity of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, the Trustee. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of SPAC, that would entitle any Person (other than (a) in respect of deferred underwriting commissions set forth in Section 4.22 of the SPAC Disclosure Schedules or Taxes, (b) SPAC Shareholders prior to the First Merger Effective Time who shall have elected to redeem their SPAC Shares pursuant to the SPAC’s Organizational Documents or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination or (c) if SPAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then SPAC Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem SPAC Shares pursuant to the SPAC’s Organizational Documents, or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the First Merger Effective Time. SPAC has made available to the Company true and complete copies of all Contracts, including engagement letters, with any Person that was, or is, entitled to any underwriting commission (including deferred underwriting commission) in respect of the IPO, including any amendments or other modifications thereto.

4.23 SPAC Acknowledgment. SPAC acknowledges and agrees that the representations and warranties expressly set forth in (i) Articles VI and VII (as qualified by the Company Disclosure Schedules) and (ii) the certificate delivered pursuant to Section 10.3(c) constitute the sole and exclusive representations and warranties of PubCo and the Company, respectively, to SPAC in connection with or relating to PubCo, the Target Companies, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties, oral or written, have been given by or on behalf of any of PubCo or the Target Companies. Except for the representations and warranties expressly set forth in Articles VI and VII (as qualified by the Company Disclosure Schedules) or the certificate delivered pursuant to Section 10.3(c) or in any Ancillary Document, SPAC (A) acknowledges that it is transacting with PubCo and the Company on an “as is” condition and on a “where is” basis and (B) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any person (including PubCo, the Target Companies or any Affiliate or Representative of the Company) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of PubCo, the Target Companies, including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding PubCo or the Target Companies furnished to SPAC or any of its Representatives in any “data rooms”, “virtual data rooms”, management presentations, or in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Articles VI, VII and VIII or in the certificate delivered pursuant to Section 10.3(c) or any Ancillary Document.

4.24 Fairness Opinion. The board of directors of SPAC has received the opinion of Newbridge Securities Corporation, dated as of the date of this Agreement, that, as of such date and subject to certain assumptions, limitations, qualifications and other matters set forth therein, that the SPAC Per Share Merger Consideration to be issued is fair from a financial point of view to the SPAC’s public shareholders.

Article V
REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Merger Sub represents and warrants to PubCo and the Company, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merger Sub. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Merger Sub. Merger Sub has made available to PubCo and the Company accurate and complete copies of its Organizational Documents, as currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party and the consummation of the Transactions have been duly and validly authorized by the board of directors and shareholder of Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement, on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder or thereunder or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Merger Sub of this Agreement and each Ancillary Document to which it is or is required to be a party, or the consummation by Merger Sub of the Transactions, other than (a) such filings as are expressly contemplated by this Agreement, (b) any filings required with the Registrar of Companies in the Cayman Islands, Nasdaq or the SEC with respect to the Transactions, (c) any the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder and (e) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

5.4 Non-Contravention. The execution and delivery by Merger Sub of this Agreement and each Ancillary Document to which it is or is required to be a party, the consummation by Merger Sub of the Transactions, and compliance by Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3 hereof, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to Merger Sub or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Merger Sub, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

5.5 Capitalization. As of the date hereof and as of immediately prior to the Closing, Merger Sub is authorized to issue 50,000 ordinary shares. As of the date hereof through immediately prior to the First Merger Effective Time, Merger Sub has one ordinary share issued and outstanding, which is owned by SPAC. Prior to giving effect to the Second Merger, Merger Sub does not have any Subsidiaries or own any equity interests in any other Person.

5.6 Merger Sub Activities. Since its incorporation through immediately prior to the Second Merger Effective Time, Merger Sub (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation, has not had any Liabilities, (d) other than any de minimis amounts received from SPAC in exchange for the one ordinary share issued thereto, has not had any assets, and (e) other than its Organizational Documents and this Agreement, has not been party to or bound by any Contract.

5.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, PubCo, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Merger Sub.

5.8 Investment Company Act. Merger Sub is not an “investment company” or, a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

5.9 Information Supplied. None of the information supplied or to be supplied by Merger Sub expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Merger Sub does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Target Companies, the Company Shareholders or any of their respective Affiliates.

5.10 U.S. Tax Classification. Merger Sub has elected, or will elect prior to the Closing Date, to be treated, effective as of a date prior to the Second Merger, as a disregarded entity, pursuant to Treasury Regulations Section 301.7701-3.

Article VI
REPRESENTATIONS AND WARRANTIES OF PUBCO

PubCo represents and warrants to SPAC and the Company, as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. PubCo is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on PubCo. PubCo is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PubCo. PubCo has made available to SPAC and the Company accurate and complete copies of its Organizational Documents, as currently in effect. PubCo is not in violation of any provision of its Organizational Documents in any material respect.

6.2 Authorization; Binding Agreement. PubCo has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party and the consummation of the Transactions have been duly and validly authorized by the board of directors and the PubCo Sole Shareholder and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the adoption of the PubCo A&R Articles), on the part of PubCo are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder or thereunder or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which PubCo is a party has been or shall be when delivered, duly and validly executed and delivered by PubCo and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of PubCo, enforceable against PubCo in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of PubCo is required to be obtained or made in connection with the execution, delivery or performance by PubCo of this Agreement and each Ancillary Document to which it is or is required to be a party, or the consummation by PubCo of the Transactions, other than (a) such filings as are expressly contemplated by this Agreement, (b) any filings required with the Registrar of Companies in the Cayman Islands, Nasdaq or the SEC with respect to the Transactions, (c) any the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder and (e) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on PubCo.

6.4 Non-Contravention. The execution and delivery by PubCo of this Agreement and each Ancillary Document to which it is or is required to be a party, the consummation by PubCo of the Transactions, and compliance by PubCo with any of the provisions hereof and thereof, will not (a) subject to the adoption of the PubCo A&R Articles, conflict with or violate any provision of PubCo’ Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3 hereof, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to PubCo or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by PubCo under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of PubCo under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of PubCo, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PubCo.

6.5 Capitalization. As of the date hereof and as of immediately prior to the Closing, PubCo is authorized to issue 50,000,000 PubCo Ordinary Shares. As of the date hereof through immediately prior to the First Merger Effective Time, PubCo has one PubCo Ordinary Share issued and outstanding, which is owned by the PubCo Sole Shareholder. Prior to giving effect to the First Merger, PubCo does not have any Subsidiaries or own any equity interests in any other Person.

6.6 PubCo Activities. Since its incorporation through immediately prior to the First Merger Effective Time, PubCo (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation, has not had any Liabilities, (d) other than any de minimis amounts received from the PubCo Sole Shareholder in exchange for the one PubCo Ordinary Share issued thereto, has not had any assets, (e) has not had any Tax attributes, including those specified in Section 381(c) of the Code, and (f) other than its Organizational Documents and this Agreement, has not been party to or bound by any Contract.

6.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, PubCo, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of PubCo.

6.8 Investment Company Act. PubCo is not an “investment company” or, a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.9 Information Supplied. None of the information supplied or to be supplied by PubCo expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, PubCo does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Target Companies, the Company Shareholders or any of their respective Affiliates.

6.10 U.S. Tax Classification. PubCo is, and has been since the date of its incorporation, treated as a corporation for U.S. federal income tax purposes. PubCo has not made any election under Treasury Regulations Section 301.7701-3. PubCo (i) is not treated as a “domestic corporation” (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is not, nor has ever been, a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, and (iii) is not treated as a “domestic corporation” under Section 7874(b) of the Code.

6.11 U.K. Tax Residency. PubCo is not, and has never been, treated as a Tax resident in the United Kingdom.

Article VII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Company hereby represents and warrants to SPAC as of the date hereof and as of the Closing, as follows:

7.1 Organization and Standing.

(a) The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Each Target Company (other than the Company) is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company (other than the Company) is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company has made available to SPAC accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

7.2 Authorization; Binding Agreement. The Company and each other Target Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s or such other Target Company’s obligations hereunder and thereunder, and to consummate the Transactions, subject to obtaining Company Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company or any other Target Company is or is required to be a party and the consummation of the Transactions (a) have been duly and validly authorized by the Company Board and the board of directors of such other Target Company (to the extent required) in accordance with the Company’s or such other Target Company’s Organizational Documents and any applicable Law and (b) other than the Company Shareholder Approval, no other corporate proceedings on the part of the Company or such other Target Company is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party or to consummate the Transactions. The Company Board, at a duly called and held meeting or in writing as permitted by the Organizational Documents of the Company, has unanimously (i) determined that this Agreement, the Ancillary Documents to which it is or is required to be a party and the Transactions, including the Mergers, are advisable, fair to and in the best interests of the holders of Company Shares, (ii) approved this Agreement and the Ancillary Documents to which it is or is required to be a party, the Mergers and the other Transactions, (iii) issued the Company Board Recommendation and (iv) directed that this Agreement, the Ancillary Documents to which it is or is required to be a party and the Company Shareholder Matters be submitted to Company Shareholders for their approval. This Agreement has been, and each Ancillary Document to which the Company or any other Target Company is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Company or such other Target Company, as applicable, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, in each case, enforceable against the Company and such other Target Companies in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Capitalization.

(a) As of the date of this Agreement, the issued share capital of the Company consists of 30,025 Company Ordinary Shares, 607 Company Series A1 Preferred Shares and 0 Company Series A2 Preferred Shares. The Company has also issued 0 Company Warrants, and there are no other issued or outstanding equity interests of the Company.

(b) On the date of this Agreement, the Company Shareholders listed on Section 7.3(b) of the Company Disclosure Schedules are the legal and beneficial owners of all of the Company Ordinary Shares, with each such Company Shareholder owning the Company Ordinary Shares set forth opposite the name of such Company Shareholder in the corresponding column of Section 7.3(b) of the Company Disclosure Schedules. The Company Ordinary Shares are owned by each such Company Shareholder free from any Liens other than those imposed under the Company’s Organizational Documents, which can be removed by the Company without penalty or applicable securities Laws.

(c) On the date of this Agreement, the Company Shareholders listed on Section 7.3(c) of the Company Disclosure Schedules are the legal and beneficial owners of all of the Company Series A1 Preferred Shares, with each such Company Shareholder owning the Company Series A1 Preferred Shares set forth opposite the name of such Company Shareholder in the corresponding column of Section 7.3(c) of the Company Disclosure Schedules. The Company Series A1 Preferred Shares are owned by each such Company Shareholder free from any Liens other than those imposed under the Company’s Organizational Documents, which can be removed by the Company without penalty or applicable securities Laws.

(d) All of the issued Company Shares have been duly authorized and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Cayman Companies Law, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.

(e) As of the date of this Agreement, no Target Company currently has any stock option or other equity incentive plans. As of the date of this Agreement, other than the securities contemplated in connection with the Pre-Funded PIPE Investment or the PIPE Investment, there are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents which have been disapplied and waived by the Company Shareholders, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or any of the Company Shareholders or any of their respective Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding, other than the Company’s Organizational Documents. As of the date of this Agreement, other than the Pre-Funded PIPE Subscription Agreement, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company and there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of Company Ordinary Shares other than the Company’s Organizational Documents or the Shareholders Agreement. As of the date of this Agreement, other than the Pre-Funded PIPE Investment or as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. As of the date of this Agreement, all of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. As a result of the consummation of the Transactions, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) Since January 1, 2022, the Company and Air Water UK have not declared or paid any distribution or dividend in respect of their equity interests, and have not repurchased, redeemed or otherwise acquired any equity interests of the Company or Air Water UK, as applicable, and neither the Company Board nor the board of directors of Air Water UK has authorized any of the foregoing.

7.4 Company Subsidiaries. Section 7.4 of the Company Disclosure Schedules sets forth the name of each Company Subsidiary, and with respect to each Company Subsidiary on the date of this Agreement (a) its jurisdiction of organization, (b) the class(es) of its authorized shares or other equity interests (if applicable), and (c) the ownership percentage of issued and outstanding shares or other equity interests by the record holders thereof. The foregoing represents all of the issued and outstanding equity interests of the Target Companies as of the date of this Agreement. All of the outstanding equity securities of each Company Subsidiary are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable Laws), except where the failure to be would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. As of the date of this Agreement, there are no Contracts to which the Company or any of the Company Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary. As of the date of this Agreement, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Company Subsidiary is a party or which are binding upon any Company Subsidiary providing for the issuance or redemption of any equity interests of any Company Subsidiary. As of the date of this Agreement, there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary. No Company Subsidiary has any limitation, whether by Contract, Order, or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. As of the date of this Agreement, other than the Company Subsidiaries, no Target Company has any Subsidiaries. Except for the equity interests of the Company Subsidiaries listed on Section 7.4 of the Company Disclosure Schedules, as of the date of this Agreement: (i) no Target Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person, (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement and (iii) there are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

7.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or any Target Company of this Agreement or any Ancillary Documents to which the Company or any Target Company is or required to be a party or otherwise bound, or the consummation by the Company or the Target Companies of the Transactions other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, and (d) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

7.6 Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 7.5 hereof and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make or increase payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

7.7 Financial Statements.

(a) The Company has made available to SPAC true, correct and complete copies of (i) the audited consolidated financial statement of financial position of Air Water Units Trading Limited and its Subsidiaries, and the related audited consolidated statements of comprehensive income, changes in equity and cash flows of Air Water Units Trading Limited and its wholly-owned Subsidiaries as of and for the year ended December 31, 2023 (the “Audited Company Financial Statements”), (ii) the unaudited consolidated financial statement of financial position of Air Water Ventures Limited and its Subsidiaries, and the related unaudited consolidated statements of comprehensive income, changes in equity and cash flows of Air Water Ventures Limited and its Subsidiaries as of and for the year ended December 31, 2024 (the “2024 Unaudited Company Financial Statements”) and (iii) the unaudited consolidated financial statement of financial position of Air Water Ventures Limited and its Subsidiaries, and the related unaudited consolidated statements of comprehensive income, changes in equity and cash flows of Air Water Ventures Limited and its Subsidiaries as of and for the three-month period ended March 31, 2025 (the “Interim Unaudited Company Financial Statements” and, collectively with the Audited Company Financial Statements and the 2024 Unaudited Company Financial Statements, the “Company Financial Statements”).

(b) The Company Financial Statements (i) fairly present in all material respects the consolidated financial position of the applicable Target Companies, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with IFRS applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto and with respect to the 2024 Unaudited Company Financial Statements and the Interim Unaudited Company Financial Statements, subject to the absence of footnotes and normal year-end adjustments (none of which would be material, individually or in the aggregate), (iii) were prepared from, and are in accordance with, in all material respects, the books and records of the applicable Target Companies and (iv) with respect to the Audited Company Financial Statements, contain an unqualified report of the Company’s auditor in connection with such Audited Company Financial Statements, Grant Thornton UAE. The PCAOB Financial Statements, when delivered after the date hereof by the Company for inclusion in the Registration Statement and the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.6, will have been audited in accordance with the standards of the Public Company Accounting Oversight Board and will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.

(c) The Company has not identified, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Target Companies, (ii) any fraud, whether or not material, that involves the management or other employees of the Target Companies who have a role in the preparation of financial statements or the internal accounting controls utilized by the Target Companies or (iii) any written claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by the Target Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Target Companies.

(e) As of the date hereof, the Target Companies do not have any Indebtedness of the type referred to in clauses (a)-(e) of the definition thereof.

(f) Except for those that will be reflected or reserved on or provided for in the statement of financial position of the Target Companies contained in the Company Financial Statements, no Target Company has any Liabilities of a nature required to be disclosed on a balance sheet in accordance with IFRS, except for (i) those that were incurred after March 31, 2025 in the ordinary course of business, none of which are material, individually or in the aggregate, (ii) obligations for future performance under any contract to which any Target Company is a party, or (iii) Liabilities incurred for transaction expenses in connection with this Agreement, any Ancillary Document or the Transactions.

7.8 Absence of Certain Changes. Except for actions expressly contemplated by this Agreement, Ancillary Documents and the Transactions, since December 31, 2024, (a) the Target Companies have conducted their business only in the ordinary course of business, (b) there has not been a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2(b) (without giving effect to Section 8.2(b) of the Company Disclosure Schedules) if such action were taken on or after the date hereof without the consent of SPAC.

7.9 Compliance with Laws. (a) Each Target Company is and, since January 1, 2022 has been, in compliance in all material respects with, and not in conflict, default or violation in each case in any material respect of, any applicable Laws and (b) no Target Company has received, since January 1, 2022, any written or, to the Knowledge of the Company, oral notice of any material conflict or material non-compliance with, or material default or material violation of, any applicable Laws by which it is or was bound.

7.10 Company Permits. The applicable Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole or otherwise limit the ability of any Target Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. As of the date of this Agreement, each material Company Permit is in full force and effect, and (a) no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, (b) no Target Company is in violation in any material respect of the terms of any material Company Permit and (c) since January 1, 2022, no Target Company has received any written, or to the Knowledge of the Company, oral notice of any Actions relating to the revocation or material modification of any Company Permit.

7.11 Litigation. As of the date of this Agreement, there is no (a) material Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Knowledge of the Company, threatened in the past three (3) years) or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or assets. As of the date of this Agreement, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of any Target Company, except in each case where the charge, indictment arrest or conviction, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole, or otherwise limit the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or is required to be a party or otherwise bound.

7.12 Material Contracts.

(a) Section 7.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound (each Contract required to be set forth on Section 7.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or first offer or most-favored pricing clauses (in each case other than pursuant to confidentiality arrangements entered into in the ordinary course of business) or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii) evidences Indebtedness of the type referred to in clauses (a) through (e) of the definition thereof of any Target Company having an outstanding principal amount in excess of $500,000;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or shares or other equity interests of any Target Company or another Person in each case with an aggregate value in excess of $1,000,000;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or set of related Contracts of at least $500,000 per year or $5,000,000 over the life of such Contracts (excluding any Company Benefit Plans);

(viii) pursuant to which any Target Company has been granted from a third party any material license, right, immunity or authorization to use or otherwise exploit any material Intellectual Property, excluding (A) Incidental Licenses, and (B) licenses for “shrink wrap”, “click wrap”, and “off the shelf” software, and (C) licenses for uncustomized software that is commercially available to the public generally with one-time or annual license, maintenance, support and other fees of greater than $100,000;

(ix) pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contributor Agreements, or (B) transferred to any third party any ownership right to any material Intellectual Property;

(x) pursuant to which any Target Company has granted to any third party any material license, right, immunity or authorization to use or otherwise exploit any Company Owned IP, excluding Incidental Licenses;

(xi) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $250,000 other than indemnities or warranties provided in the ordinary course in connection with sales of the Company’s products;

(xii) each employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business) with any employee or other individual independent contractor of the Company or any Target Company who receives annual base cash salary of $250,000 or more;

(xiii) is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;

(xiv) other than under its Organizational Documents, is between any (A) Target Company and (B) any Company Shareholder or any directors, officers or employees of a Target Company (other than any agreement described in Section 7.12(a)(xii) or any other at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all indemnification agreements;

(xv) obligates the Target Companies to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xvi) relates to a settlement of any Action requiring payments in excess of $200,000 or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xvii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xviii) is with a Material Customer or Material Supplier; or

(xix) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except where the failure, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract, (iii) no Target Company is in breach or default, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract, (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract, (v) no Target Company has received or served written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies and (vi) no Target Company has waived any rights under any such Company Material Contract.

7.13 Intellectual Property.

(a) Section 7.13(a) of the Company Disclosure Schedules sets forth a list of all registered, issued, and applied-for Intellectual Property owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (i) its title, (ii) its owner, (iii) the jurisdictions in which the item is issued, registered or applied-for, (iv) the issuance, registration or application numbers and dates of registration, issuance or application, and (v) for Internet domain-name registrations, the domain name, expiry date and registrar. All Company Registered IP is subsisting and all registered or issued Company Registered IP is valid and, to the Knowledge of the Company, enforceable except where the failure to be would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. No Target Company is subject to any outstanding Order that would restrict its use or ownership of any Intellectual Property or would impair the validity or enforceability of any Company Owned IP, and no Action is pending or, to the Knowledge of the Company, threatened, against a Target Company that challenges the validity, enforceability or ownership of any Company Registered IP.

(b) At least one of the Target Companies (i) exclusively own all material Company Owned IP, free and clear of all Liens (other than Permitted Liens) and (ii) has the right to use all other Intellectual Property that is material to the conduct of the business of the Target Companies as currently conducted. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, the consummation by any Target Company of the Transactions, and the compliance by any Target Company with any of the provisions hereof and thereof, will not result in the material loss, termination or impairment of any rights of the Target Companies in any material Intellectual Property.

(c) No Target Company is currently Infringing, or has, in the past three (3) years, Infringed any Intellectual Property of any other Person in any material respect. To the Knowledge of the Company, no third party is Infringing any material Company Owned IP. Since January 1, 2023, no Target Company has received any written or, to the Knowledge of the Company, oral, notice or claim, asserting that any Target Company has Infringed the Intellectual Property of any other Person in any material respect.

(d) All Contributors who have contributed to the development of material Intellectual Property for any Target Company have executed a Contributor Agreement. To the Knowledge of the Company, no Contributor has claimed any ownership interest in any material Intellectual Property purported to be owned by a Target Company. Each Target Company has taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Company Owned IP. No such Trade Secret has been disclosed (or authorized or threatened to be disclosed) to any Person (including any past or present employee, officer, advisor, consultant, independent contractor or other third party) other than pursuant to the terms of a valid, written confidentiality agreement with such Person that is sufficient to protect the confidentiality thereof and is in full force and effect, not breached, and legally enforceable by a Target Company. No Governmental Authority or educational or research institution owns or otherwise holds, or has the right to obtain, any rights to any material Company Owned IP.

(e) The IT Systems (i) operate in all material respects in accordance with their documentation and functional specifications and have not malfunctioned or failed in the last two (2) years in a manner that has had a material impact on the operations of any Target Company, and (ii) are sufficient in all material respects to permit the Target Companies to conduct their business as currently conducted. The Company has taken commercially reasonable actions designed to protect the confidentiality, integrity and security of the IT Systems against unauthorized use, access, interruption, modification and corruption. Since January 1, 2023, to the Knowledge of the Company, there has been no material unauthorized access to the IT Systems that has resulted in any material unauthorized use, access, misappropriation, deletion, corruption, or encryption of any material information or data stored therein. The Company has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole.

7.14 Taxes and Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all material Tax Returns required by applicable Tax Law to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects. Each Target Company has timely paid, or caused to be timely paid, all material Taxes required by applicable Tax Law to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with IFRS.

(b) Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other Person.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened in writing against any Target Company, in respect of Taxes, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against any Target Company by a Governmental Authority.

(d) There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which a Target Company does not file a Tax Return that such Target Company is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(e) No Target Company has a permanent establishment, branch or representative office in any country other than the country of its organization, and no Target Company is or has been treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation, as applicable.

(f) No Target Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes (other than a group the common parent of which is or was the Company or of which the Target Companies were or are the only members). No Target Company has any Liability for the Taxes of another Person (other than a Target Company) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than, in each case, Liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

(g) No Target Company is the subject of any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is there any written request by a Target Company outstanding for any such ruling, memorandum or agreement.

(h) Each Target Company has complied in all material respects with all applicable requirements concerning Value Added Tax.

(i) No Target Company incorporated or organized in a jurisdiction outside of the United States (i) is treated as a “domestic corporation” (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (iii) is treated as a “domestic corporation” under Section 7874(b) of the Code.

(j) Air Water US is the only Target Company that is incorporated or organized in the United States. Air Water US is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k) No Target Company has distributed stock of another Person, or has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) No Target Company has been a party to a transaction that is a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision under any U.S. state or local or foreign Tax Law addressing tax avoidance transactions).

(m) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by any Target Company prior to the Closing, (ii) change in any method of accounting of any Target Company for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax Law) executed by any Target Company prior to the Closing, or (iv) any prepaid amount or deferred revenue received or accrued prior to the Closing outside the ordinary course of business.

(n) No Target Company has taken, or agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of each Target Company, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. No Target Company is aware of any current plan or intention to cause PubCo to be liquidated following the Second Merger.

(o) Neither the execution, nor the performance of any obligations under this Agreement, nor completion of this Agreement, will result in a material charge to Tax to arise on a Target Company or in any claw back of any material Tax relief previously given to a Target Company.

(p) All documents necessary to provide the title of each Target Company to its material assets or bring any material course of action in any court or tribunal have been properly stamped to the extent stamping is required by applicable Law in order to provide title to such assets or bring such course of action.

(q) None of the directors, officers, employees or former or proposed directors, officers or employees of the Target Companies has received any securities, interests in securities or securities options as defined in Part 7 of Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”).

(r) All directors, officers or employees or former or proposed directors, officers or employees of the Target Companies who have received any securities or interests in securities falling within Chapter 2 of Part 7 of ITEPA have entered into elections jointly with the relevant Target Company under section 431 of ITEPA (or the equivalent election in any other jurisdiction).

(s) No Target Company is, nor has it been, party to any material transaction or arrangement under which it has been required by an applicable Governmental Authority to (i) compute its profits or losses for Tax purposes as if arm’s length terms had been made or imposed instead of the actual terms, or (ii) make any material adjustment for Tax purposes to the terms on which the transaction or arrangement took place, in each case, under applicable Tax Laws relating to transfer pricing.

(t) No employee benefit trust or other employee trust has been established for the benefit of any employee or former employee of any Target Company, and no employee benefit trust or other third party has: (i) made any payment or loan to, (ii) made available or transferred assets to, or (iii) earmarked any assets (howsoever informally) for the benefit of any employee or former employee (or associate of any such employee or former employee) of any Target Company such as would fall within Part 7A ITEPA.

(u) Except for Air Water US, no Target Company has ever filed an election pursuant to Treasury Regulations Section 301.7701-3. Air Water US has filed an election to be treated as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3, effective as of the date of its formation.

(v) The Pre-Signing Reorganization qualified as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and none of the Target Companies was subject to any withholding or other Tax in connection with, or with respect to, the Pre-Signing Reorganization (the “Pre-Signing Reorganization Intended Tax Treatment”). Since the consummation of the Pre-Signing Reorganization, none of the cash or other assets of the Company or Air Water UK has been transferred to any other Target Company, except pursuant to an arm’s length loan.

7.15 Real Property. Section 7.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

7.16 Personal Property. All items of Personal Property with a book value or fair market value of greater than $100,000 are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to assets owned by Target Companies, free and clear of all Liens other than Permitted Liens.

7.17 Employee Matters.

(a) (i) As of the date of this Agreement, no Target Company is a party to, or bound by, any labor agreement, collective bargaining agreement or other labor-related Contract, agreement or arrangement with any labor union, labor organization, works council, group of employees or other representative of any of the employees of any Target Company (a “Company Collective Bargaining Agreement”) and (ii) no employees of any Target Company are represented by any labor union, labor organization or works council with respect to their employment with any Target Company.

(b) The Company has no Knowledge of (i) any activities or proceedings of any labor union or other party to organize or represent any employees of any Target Company and (ii) any pending or threatened demand by any labor union, labor organization, works council, or group of employees of any Target Company for recognition or certification as a representative of employees of any Target Company in such capacities. Since January 1, 2022, there has not occurred or, to the Knowledge of the Company, been threatened any material strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any employees of any Target Company in connection with the business of any Target Company.

(c) No Target Company has any legal or contractual obligation to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of any Target Company, in connection with the consummation of the Transactions.

(d) Except as would not reasonably be expected to be material to any Target Company, to the Knowledge of the Company, each Target Company is and, since January 1, 2022, has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to classification, discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company. There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law.

(e) No Target Company is party to a settlement agreement with a current or former officer of any Target Company that involves allegations relating to sexual harassment. To the Knowledge of the Company, since January 1, 2022, no written allegations of sexual harassment or other discrimination have been made against any officer of a Target Company.

(f) To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, non-competition agreement, restrictive covenant or other similar obligation: (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of trade secrets or proprietary information.

(g) As of the date hereof, no current executive officer of the Company or a Target Company has, to the Knowledge of the Company, provided the Company or any Target Company written notice of his or her plan to terminate his or her employment with the Company or any Target Company.

(h) Since January 1, 2022, except as would not reasonably be expected to be material to any Target Company, the Target Companies have not engaged in any layoffs, furloughs or group employment terminations (excluding terminations for cause), whether temporary or permanent.

7.18 Benefit Plans.

(a) Set forth on Section 7.18(a) of the Company Disclosure Schedules is an accurate and complete list, as of the date hereof, of each material Benefit Plan of the Target Companies (each, a “Company Benefit Plan”). No Target Company maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability on account of an ERISA Affiliate under or with respect to: (1) any “multiemployer plan” as defined under Section 3(37) of ERISA, (2) any plan or arrangement subject to Code Sections 412 or 4971, ERISA Section 302 or Title IV of ERISA or similar non-U.S. Laws or (3) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of ERISA Section 4063.

(b) With respect to each material Company Benefit Plan, the Company has made available to SPAC accurate and complete copies of the current plan documents and all material non-routine communications in the past three (3) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c) With respect to each material Company Benefit Plan: (i) such material Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities, (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred, (iii) no Action that would result in a material Liability to the Target Companies is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all material contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to such material Company Benefit Plan have been timely made or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the applicable Target Company. All non-U.S. Company Benefit Plans that are required by the applicable Law to be funded or book-reserved are funded or book-reserved, as appropriate, in all material respects in accordance with such applicable Law. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a current favorable determination or opinion or advisory letter from the Internal Revenue Service or is the subject of a current favorable determination or opinion or advisory letter issued by the Internal Revenue Service with respect to such Company Benefit Plan, and, to the Knowledge of the Company, nothing has occurred since the date of such determination, opinion or advisory letter that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan. Each material Company Benefit Plan intended to qualify for special tax status in a jurisdiction outside of the United States is registered as such to the extent required by applicable Law and has been documented and operated in all material respects in compliance with all requirements of such special tax status.

(e) The consummation of the Transactions will not: (i) entitle any individual to material severance pay, unemployment compensation or other material benefits or compensation whether under a Company Benefit Plan or under applicable Law or otherwise; (ii) accelerate the time of payment, vesting or funding, or increase the amount of any material compensation or benefits, in respect of, any director, employee or independent contractor of a Target Company or (iii) cause an amount to be received by any director, employee or independent contractor of a Target Company under any Company Benefit Plan or otherwise to fail to be deductible by reason of Code Section 280G or be subject to an excise Tax under Code Section 4999. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Code Sections 409A or 4999.

7.19 Environmental Matters.

(a) Each Target Company is, and since January 1, 2022 has been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required under Environmental Laws for its business and operations (“Environmental Permits”) and no Action is pending or, to the Company’s Knowledge, threatened that would reasonably be expected to result in the revocation, modification, or termination of any such Environmental Permit.

(b) No Target Company is subject to, or has received written notice of an investigation that would lead to, any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action or (iii) Release of a Hazardous Material, in each case, that has given rise or would reasonably be expected to give rise to any material Liability under Environmental Laws of any Target Company.

(c) No Target Company has assumed, contractually or by operation of Law, any outstanding Liabilities or obligations under any Environmental Laws of any other Person except, in each case, for such Liabilities or obligations that would not reasonably be expected to be material to the Target Companies, taken as a whole.

(d) No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging that a Target Company is in violation in any material respect of any Environmental Law or material Environmental Permit or that a Target Company has any material Liability under any Environmental Law, and to the Company’s Knowledge, no fact, circumstance or condition exists that would reasonably be expected to give rise to any such Action.

(e) (i) No Target Company has manufactured, used, treated, stored, disposed of, arranged for or permitted the transportation or disposal of, generated, handled or released any Hazardous Material, or owned, leased or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation of any Target Company under applicable Environmental Laws and (ii) to the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Liability or material obligation of any Target Company under applicable Environmental Laws.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls or (iv) per- and polyfluoroalkyl substances, in each case that could reasonably be expected to result in a Target Company incurring any material Liability or material obligation under applicable Environmental Laws.

(g) The Company has made available to SPAC all material environmental assessments and reports in its, or any of the Target Companies’, possession or control relating to the operations of the Target Companies, or the condition of their respective properties and assets, and their compliance with Environmental Laws and Environmental Permits.

7.20 Transactions with Related Persons. No Company Shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or since January 1, 2022, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than five percent of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document, the Shareholders Agreement or any Contract pursuant to which a Company Shareholder subscribed for or purchased equity interests in the Company. Except as contemplated by or provided for in any Ancillary Document, the Shareholders Agreement or any Contract pursuant to which a Company Shareholder subscribed for or purchased equity interests in the Company, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

7.21 Insurance.

(a) Section 7.21(a) of the Company Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees (excluding those constituting or funding Company Benefit Plans), copies of which have been provided to SPAC. Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge and except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since January 1, 2022, to the Company’s Knowledge, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue a material insurance policy or non-renewal of any such policy.

(b) Since January 1, 2022, no Target Company has made any insurance claim in excess of $250,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since January 1, 2022, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

7.22 Customers and Suppliers.

(a) Section 7.22(a) of the Company Disclosure Schedules sets forth a list of Contracts with the top five (5) customers of the Company and the other Target Companies based on revenue received by the Company or any Target Company from such customers during the calendar year 2024 (each such customer, a “Material Customer” and each such contract, a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Target Company has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or adversely modify in any material respect any existing Material Customer Agreement with the Company or the Target Companies.

(b) Section 7.22(b) of the Company Disclosure Schedules sets forth a list of the top five (5) suppliers of the Company and the other Target Companies based on expenditures made by the Company and the other Target Companies during the calendar year 2024 (each such supplier, a “Material Supplier” and each Contract pursuant to which the Company or a Target Company paid those amounts to the applicable Material Supplier, excluding any purchase orders, insertion orders or similar purchasing documents, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any other Target Company has received any written notice from any Material Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate or adversely modify in any material respect any existing Material Supplier Agreements with the Company or the other Target Companies.

7.23 Data Protection and Cybersecurity.

(a) For the purposes of this Section 7.23, the terms “personal data breach” and “processing” (and its cognates) shall have the meaning given to them under applicable Data Protection Laws.

(b) Each Target Company (i) has implemented and maintains commercially reasonable technical and organizational measures designed to protect IT Systems and Personal Data relating to the business of the Target Company against personal data breaches and cybersecurity incidents, (ii) complies in all material respects with all contractual obligations to which it is bound relating to the privacy, security, processing, transfer and confidentiality of Personal Data, except to the extent any non-compliance, either individually or in the aggregate, would not reasonably be expected to be material to the Target Companies, and (iii) has suffered no material incidents negatively affecting the integrity, or availability of its IT Systems, or the data thereon.

(c) Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, since January 1, 2022, no Target Company has (i) been subject to any actual, pending or, to the Knowledge of the Company, threatened in writing investigations, notices or requests from any Governmental Authority in relation to their data processing or cybersecurity activities, or (ii) received any actual, pending or, to the Knowledge of the Company, threatened claims from individuals alleging any breach of Data Protection Laws.

7.24 Certain Business Practices.

(a) For the past five (5) years, each Target Company has been in compliance with the FCPA and all other applicable anti-corruption and anti-bribery Laws, in all material respects. No Target Company is subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of the Company, suspected violation of any applicable anti-corruption Law.

(b) For the past five (5) years, no Target Company nor any of its directors, officers or, to the Knowledge of each Target Company, employees or Representatives, when acting on behalf of a Target Company, has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity.

(c) No Target Company or any of their respective directors, officers or employees or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently, or has been since April 24, 2019, a Sanctioned Person, or is subject to debarment or any list-based designations under Customs & Export Control Laws. No Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in any country or territory, that, at the time of such funding, is a Sanctioned Jurisdiction or (ii) in any other manner that would reasonably be expected to result in a violation of Sanctions or Customs & Export Control Laws by any Person. No Target Company or any of their respective directors, officers employees or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has, since April 24, 2019, engaged in (A) dealings with a Sanctioned Person or involving a Sanctioned Jurisdiction in a manner that would violate applicable Sanctions, (B) dealings that could reasonably be expected to result in the Target Company becoming a Sanctioned Person, or (C) conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions or Customs & Export Control Laws. The Target Company has (1) where required by Law, secured and maintained all necessary permits, registrations, agreements or other authorizations, including amendments thereof pursuant to Sanctions and Customs & Export Control Laws and (2) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of applicable Sanctions or Customs & Export Control Laws, and has not been notified of any such pending or threatened actions. The Target Company and its directors, officers and employees, and, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company, are, and have been since April 24, 2019, in compliance with Sanctions and Customs & Export Control Laws.

7.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

7.26 Finders and Brokers. Other than as set forth on Schedule 7.26 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, PubCo, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

7.27 Information Supplied. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference prior to Closing: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (i) any information supplied by or on behalf of SPAC, PubCo or any of its respective Affiliates specifically for inclusion in the Registration Statement, Proxy Statement or any of the other documents identified in clauses (a) through (c) above and (ii) any forward-looking statements supplied or to be supplied by or on behalf of the Company in writing expressly for inclusion or incorporation by reference prior to Closing in the Registration Statement or the Proxy Statement.

7.28 Company Acknowledgment. The Company acknowledges and agrees that the representations and warranties expressly set forth in (i) Article IV (as qualified by the SPAC Disclosure Schedules) (ii) the certificate delivered pursuant to Section 10.2(c) and (iii) any Ancillary Document, constitute the sole and exclusive representations and warranties of SPAC, respectively, to the Company in connection with or relating to SPAC, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties, oral or written, have been given by or on behalf of SPAC. Except for the representations and warranties expressly set forth in Article IV (as qualified by the SPAC Disclosure Schedules), the certificate delivered pursuant to Section 10.2(c) or in any Ancillary Document the Company (A) acknowledges that it is transacting with SPAC and PubCo on an “as is” condition and on a “where is” basis and (B) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any person (including SPAC or any Affiliate or Representative of SPAC) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of SPAC including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding SPAC furnished to the Company or any of its Representatives in any “data rooms”, “virtual data rooms”, management presentations, or in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Article IV, in the certificate delivered pursuant to Section 10.2(c) or any Ancillary Document.

7.29 Dormant Entity. Eshara Water Asia SDN. BHD is a wholly-owned subsidiary of Air Water Units Trading Ltd. and does not (a) have or hold any assets of any kind or nature, (b) have any liabilities, obligations or Indebtedness of any kind, or (c) have any operations or employees.

Article VIII
COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Closing (the “Interim Period”), subject to Section 8.17, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, each of the Company and PubCo shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies or PubCo, as SPAC or its Representatives may reasonably request regarding the Target Companies or PubCo and their respective businesses, assets, Liabilities, Tax affairs, financial condition, operations, management, employees and other aspects and cause each of the Representatives of the Company to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or PubCo. SPAC hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the Transactions without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(b) During the Interim Period, subject to Section 8.17, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, SPAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC, as the Company or its Representatives may reasonably request regarding SPAC and its business, assets, Liabilities, Tax affairs financial condition, operations, management, employees and other aspects and cause each of the Representatives of SPAC to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC. Notwithstanding the foregoing, SPAC shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(c) During the Interim Period, each of the Company and SPAC shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (including, in connection with the PIPE Investment), including, (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary to facilitate due diligence by any investor, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, SPAC or their respective Representatives.

(d) All information provided pursuant to this Section 8.1 shall be subject to the Confidentiality Agreement dated May 14, 2025 by and between SPAC and the Company (as amended from time to time, the “Confidentiality Agreement”).

8.2 Conduct of Business of the Company during the Interim Period.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, as set forth on Section 8.2(a) of the Company Disclosure Schedules, or as required by applicable Law, the Company shall use its commercially reasonable efforts to, and shall cause the other Target Companies to use their respective commercially reasonable efforts to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practices and (ii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, preserve the possession, control and condition of their respective material assets, and preserve intact its relationships with all material customers and suppliers, in each case consistent with past practice; provided that no action or inaction by the Company with respect to matters specifically addressed by clauses (b)(i) through (xxiii) below shall be deemed a breach of the foregoing unless such action or inaction would constitute a breach of such specific provision of (b)(i) through (xxiii) below.

(b) Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.2(b) of the Company Disclosure Schedules, or as required by applicable Law, during the Interim Period and subject to Section 8.5, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the other Target Companies not to:

(i) amend, waive or otherwise change, the Organizational Documents of any of the Company or the Target Companies;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise) in excess of $7,500,000 in the aggregate, (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) in excess of $1,000,000 individually or $2,000,000 in the aggregate, in each case, except for (x) any such transactions among Target Companies and (y) hedging or over-the-counter derivatives transactions in the ordinary course of business;

(v) except as required pursuant to any Company Benefit Plan, Company Collective Bargaining Agreement or Law or other written agreement, (A) materially increase the wages, salaries or compensation of its employees other than in the ordinary course of business (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, (C) grant any severance, change in control or termination or similar pay, other than in the ordinary course of business or as required by applicable Law, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any material Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than in connection with the Transactions or, except with respect to a director, officer or manager, in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $200,000 or engage any person as an independent contractor with annual payments greater than or equal to $200,000, in each case other than in the ordinary course of business or (G) terminate the employment of any employee with an annual base salary greater than or equal to $200,000 or due to death or disability other than for cause or in the ordinary course of business;

(vi) waive any restrictive covenant obligations of any employee or individual independent contractor of any Target Company;

(vii) unless required by applicable Law, a Company Benefit Plan or a Company Collective Bargaining Agreement, (A) modify, extend or enter into any Company Collective Bargaining Agreement, or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

(viii) (A) make, change or rescind any material election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change to its methods of Tax accounting, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension resulting from an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts not primarily related to Taxes), (F) file any amended material Tax Return, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Tax Law) pertaining to Taxes with any Governmental Authority or (H) change its jurisdiction of tax residence or establish a permanent establishment or other taxable presence in any jurisdiction outside its jurisdiction of incorporation or organization, as applicable;

(ix) (A) other than in the ordinary course of business or between Target Companies, (1) sell, assign, transfer or license any Company Owned IP to any Person, other than Incidental Licenses, or (2) abandon, permit to lapse, or otherwise dispose of any material Company Registered IP, or (B) disclose any material Trade Secrets owned or held by any Target Company to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations;

(x) (A) modify or amend in a manner that is materially adverse to the applicable Target Company, or terminate, any Company Material Contract; (B) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract or (C) enter into any Contract that would be the type of Material Contract set forth in Sections 7.12(a)(iii), (iv), (v), (vi), (ix), (xiii), (xvi) and (xvii) if entered into prior to the date hereof outside of the ordinary course of business;

(xi) fail to use commercially reasonable efforts to maintain its books, accounts, and records in all material respects in the ordinary course of business consistent with past practices;

(xii) enter into (A) any new line of business or (B) jurisdiction with respect to its current line of business;

(xiii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xiv) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Company Financial Statements, as applicable;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by the Target Companies would exceed $2,000,000 in the aggregate;

(xvi) make any capital expenditures in excess of $5,000,000 (individually for any project (or set of related projects) or $10,000,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of the properties, assets or rights of the Target Companies, taken as a whole, other than in the ordinary course of business;

(xix) enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of any Target Company;

(xx) make any change in accounting methods, principles or practices, except as required by IFRS or the Company’s auditors;

(xxi) (A) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person or (B) enter into any Contract or arrangement that would have been required to be listed on Section 4.15 of the SPAC Disclosure Schedules if entered into prior to the date hereof (in the case of clauses (A) and (B), other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business);

(xxii) transfer any cash or other assets of the Company or Air Water UK to any other Target Company except pursuant to an arm’s length loan or take any other action or knowingly fail to take any action that would reasonably be expected to prevent or impede the Pre-Signing Reorganization from qualifying for the Pre-Signing Reorganization Intended Tax Treatment; or

(xxiii) authorize or agree to do any of the foregoing actions.

8.3 Conduct of Business of SPAC during the Interim Period.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3(a) of the SPAC Disclosure Schedules, or as required by applicable Law, SPAC shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practices and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice. Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict SPAC from extending one or more times, in accordance with the SPAC Charter and the IPO Prospectus, or by amendment to the SPAC Charter, the deadline by which it must complete its Business Combination (each, an “Extension”).

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3(b) of the SPAC Disclosure Schedules, or as required by applicable Law, during the Interim Period and subject to Section 8.5, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not:

(i) amend, waive or otherwise change its Organizational Documents, other than for administrative or de minimis changes;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities (including the SPAC Securities) or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities (including the SPAC Securities) or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests (including the SPAC Securities) or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except for redemptions from the Trust Account that are required in accordance with the IPO Prospectus;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party, or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) above of any Person, provided that this Section 8.3(b)(iv) shall not prevent SPAC from borrowing up to $2,000,000 from the Sponsor to finance its ordinary course administrative costs and expenses and other costs, expenses and fees incurred in connection with the consummation of the Transactions, so long as any such loans are made on a non-interest bearing basis in a customary manner between Sponsor and SPAC;

(v) amend, waive or otherwise change the Trust Agreement in any manner;

(vi) terminate, waive or assign any material right under any material agreement (including any SPAC Material Contract) to which it is a party, or enter into any Contract that would be a SPAC Material Contract if entered into prior to the date hereof;

(vii) establish any Subsidiary or enter into any new line of business;

(viii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(ix) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $300,000 (individually or in the aggregate), unless such amount has been reserved in the SPAC Financials;

(x) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by SPAC would exceed $50,000 in the aggregate;

(xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);

(xii) enter into any agreement, understanding or arrangement with respect to the voting or transfer of its equity securities (including the SPAC Securities);

(xiii) (A) make, change or rescind any material election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change to its methods of Tax accounting, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension resulting from an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts not primarily related to Taxes), (F) file any amended material Tax Return, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Tax Law) pertaining to Taxes with any Governmental Authority or (H) change its jurisdiction of tax residence or establish a permanent establishment or other taxable presence in any jurisdiction outside its jurisdiction of incorporation or organization, as applicable;

(xiv) adopt or enter into any Benefit Plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC);

(xv) incur any expenses other than in connection with the implementation of the Transactions;

(xvi) (A) appoint any director to the board of directors of SPAC, (B) hire any employee or engage any individual independent contractor or other individual service provider, (C) enter into or amend any Contract or transaction with any current or former employee, officer, director or other individual service provider of SPAC or (D) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than advancement of expenses, in each case, provided in the ordinary course of business); or

(xvii) authorize or agree to do any of the foregoing actions.

8.4 Conduct of Business of PubCo during the Interim Period.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, PubCo shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practices and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice.

(b) Without limiting the generality of Section 8.4(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, during the Interim Period and subject to Section 8.5, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), PubCo shall not:

(i) amend, waive or otherwise change, its Organizational Documents, other than for administrative or de minimis changes;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A), in each case, except for any such transactions with the Target Companies;

(v) establish any Subsidiary or enter into any new line of business;

(vi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

(vii) make any capital expenditures;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(ix) enter into any agreement, understanding or arrangement with respect to its voting or transfer of equity securities;

(x) take any action or knowingly fail to take any action that would reasonably be expected to cause any representation in Section 6.5, Section 6.6, Section 6.10 or Section 6.11 not to be true, correct and complete in all respects as of immediately prior to the First Merger Effective Time; or

(xi) authorize or agree to do any of the foregoing actions.

8.5 Interim Period Control. Nothing contained in this Agreement shall give to any Party, directly or indirectly, the right to control SPAC, PubCo, the Company or any other Target Company or their respective Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC, PubCo, the Company and each other Target Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

8.6 Preparation and Delivery of Additional Company Financial Statements.

(a) The Company shall use commercially reasonable efforts to deliver, by no later than October 31, 2025, true and complete copies of audited consolidated balance sheets and statements of operations, comprehensive income, stockholders’ equity and cash flows of the Target Companies as of and for the years ended December 31, 2023 and December 31, 2024, each audited in accordance with the auditing standards of the PCAOB and which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”).

(b) The Company shall use commercially reasonable efforts to deliver, by no later than October 31, 2025, unaudited reviewed consolidated balance sheets and statements of operations, comprehensive income, stockholders’ equity and cash flows of the Target Companies as of and for the six-month periods ending June 30, 2025 and 2024, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Interim Financial Statements”) and as soon as reasonably practicable, the Company shall deliver to SPAC any other audited or unaudited financial statements of the Target Companies that are required by applicable law to be included in the Registration Statement.

8.7 SPAC Public Filings. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use commercially reasonable efforts to ensure that SPAC remains listed as a public company on, and for the SPAC Securities to remain listed on, Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the other parties and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Securities to be delisted from Nasdaq and deregistered under the Exchange Act with such delisting and deregistration effective as soon as practicable following the Closing.

8.8 Stock Exchange Listing. Each of SPAC, the Company and PubCo will use its commercially reasonable efforts to cause (a) PubCo’s initial listing application(s) with Nasdaq in connection with the Transactions to have been approved, (b) PubCo to satisfy all applicable initial listing requirements of Nasdaq and (c) the PubCo Ordinary Shares issuable in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, in each case prior to the Closing Date.

8.9 Exclusivity.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and the other Target Companies, a transaction (other than the transactions contemplated by this Agreement) concerning the sale (whether directly or indirectly) of (x) all or any part of the business or assets (other than the sale of goods or services in the ordinary course of business consistent with past practice or other immaterial sales of assets) of the Target Companies on a consolidated basis, (y) any of the issued and outstanding shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, or (z) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of any of the Target Companies, and (B) with respect to SPAC, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company or SPAC, as applicable, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or, with respect to the Company, the other Target Companies) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, (vi) release any third party from, or waive any provision of, any confidentiality agreement to which such Party is a party, (vii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to consummate an Alternative Transaction or (viii) agree or otherwise commit to enter into or engage in any of the foregoing.

(c) Each Party shall notify the others as promptly as practicable (and in any event within forty-eight (48) hours) orally and in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.10 No Trading. The Company and PubCo each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company and PubCo each hereby agree that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.11 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging that the Consent of such third party is required in connection with the Transactions or (b) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would cause or would reasonably be expected to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.12 Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each of SPAC, PubCo and the Company shall use its reasonable best efforts, and shall cooperate fully with such other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions, including using its commercially reasonable efforts to (i) prepare and promptly file all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all Permits, Consents, approvals, authorizations, registrations, waivers, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities to satisfy the consummation of the Transactions and to fulfill the conditions to the Closing and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

(b) In furtherance and not in limitation of Section 8.12(a), to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security (collectively, “Antitrust Laws”), each of SPAC, PubCo and the Company agrees, and shall cause its Subsidiaries and Affiliates, to make any required filing or application under Antitrust Laws, as applicable, including preparing and making an appropriate filing pursuant to the HSR Act, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the granting of approval or consent by the Governmental Authority as soon as practicable; provided, that, the applicable HSR Act filing fees and any filing fees in connection with any other Antitrust Law shall be paid 50% by SPAC and 50% by the Company. Each of SPAC, PubCo and the Company shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other of such Parties or their respective Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person, (ii) keep such other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) permit a Representative of such other Parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any material meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of such other Parties the opportunity to attend and participate in such meetings and conferences, (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, each attending Party shall keep such Party promptly and reasonably apprised with respect thereto and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory, competitive or national security related argument, and responding to requests or objections made by any Governmental Authority.

(c) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of SPAC, PubCo and the Company shall use its reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, each of SPAC, PubCo and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Prior to the Closing, each of SPAC, PubCo and the Company shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third party as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions, by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to PubCo, during the Interim Period, each of SPAC, PubCo and the Company shall use its commercially reasonable efforts to cause PubCo to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

8.13 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

8.14 Tax Matters.

(a) Tax Treatment. No Party shall, and no such Person shall cause its Affiliates to, take any action, or knowingly fail to take any action, that would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. Each Party hereby agrees to file, and to cause its Affiliates to file, all applicable Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or a change in applicable Law. The Parties shall reasonably cooperate with each other and their respective counsel to document and support the Tax treatment of the relevant portions of the Transactions consistent with the Intended Tax Treatment, including providing factual support letters. For the avoidance of doubt, except with respect to any breach of the covenant in Section 8.4(b)(x), the qualification of the relevant portions of the Transactions for the Intended Tax Treatment shall not be a condition to Closing.

(b) Notwithstanding anything to the contrary herein, if, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a Tax opinion with respect to U.S. federal income tax consequences of the Transactions be prepared and submitted in connection therewith, and if such a Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such Tax counsel, to the extent requested by such counsel, customary Tax representation letters reasonably satisfactory to such counsel and such Party, dated and executed as of the date as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement; provided, that, notwithstanding anything to the contrary in this Agreement, (x) nothing in this Agreement shall require (1) any counsel or Tax advisor to the Company to provide an opinion with respect to any Tax matters relating to or affecting SPAC or the SPAC Shareholders or (2) any counsel or Tax advisor to SPAC, PubCo or Merger Sub to provide an opinion with respect to any Tax matters relating to or affecting the Company or the holders or beneficial owners of equity or other securities of the Company, including the Company Shareholders and (y) no Party or their counsel or Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatment (other than, to the extent required by the SEC, a customary opinion regarding the U.S. federal income tax considerations of such Transactions included in the Proxy Statement and Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC); provided, further, that, for the avoidance of doubt, neither this Section 8.14(b) nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(c) Certain Pre-Closing and Post-Closing Tax Actions.

(i) Neither the Company (including, for the avoidance of doubt, the Second Surviving Company after the Second Merger) nor Air Water UK shall undertake (or cause to be undertaken) the transfer of any of their cash or other assets to (or for the benefit of) any Target Company (other than pursuant to an arm’s length loan) at least until after a date that is two (2) years after the date that includes the Second Merger Effective Time; provided, that each of the Company and Air Water UK may transfer any of their cash or other assets to (A) each other, in which case, the further transfer of such cash or other assets shall be subject to this Section 8.14(c)(i), and (B) after the Second Merger Effective Time, PubCo, in which case, the further transfer of such cash or other assets shall be subject to Section 8.14(c)(ii). For the avoidance of doubt, this Section 8.14(c)(i) shall not apply to any transfer that occurs solely by virtue of the Second Merger.

(ii) PubCo shall not undertake (or cause to be undertaken) the transfer of any of its cash or other assets (including, for the avoidance of doubt, any amount in the Trust Account) to (or for the benefit of) any Target Company (other than pursuant to an arm’s length loan) at least until after a date that is two (2) years after the date that includes the Second Merger Effective Time; provided, that PubCo may transfer any of its cash or other assets to the Second Surviving Company or Air Water UK, in which case, the further transfer of such cash or other assets shall be subject to Section 8.14(c)(i).

(iii) Neither Air Water UK nor Merger Sub (including, for the avoidance of doubt, the Second Surviving Company after the Second Merger) shall elect to be treated (or convert or otherwise reorganize into an entity treated) as a corporation for U.S. federal income tax purposes at least until after a date that is two (2) years after the date that includes the Second Merger Effective Time.

(d) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, VAT, non-resident capital gains and other such similar Taxes, fees and costs (“Transfer Taxes”) that become payable by any of the Parties in connection with the Transactions shall constitute Company Transaction Expenses (if incurred by or on behalf of the Company or any other Target Company) or SPAC Transaction Expenses (if incurred by or on behalf of the SPAC). The Party responsible for filing any necessary Tax Returns with respect to Transfer Taxes under applicable Law shall cause such Tax Returns to be filed within the time limits required by applicable Law, and if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns.

(e) Following the Closing Date, PubCo and the Company shall reasonably cooperate with the SPAC Shareholders to make available to any such SPAC Shareholder who so requests information reasonably necessary for such SPAC Shareholder (or its direct or indirect owners) to timely compute any income or gain arising (i) if applicable, as a result of the status of SPAC or PubCo as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending in, with or prior to the taxable year in which Closing occurs, including timely (A) publicly posting a PFIC Annual Information Statement to enable such SPAC Shareholder (or their direct or indirect owners) to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) providing information to enable applicable SPAC Shareholders (or their direct or indirect owners) to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(a) of the Code and the Treasury Regulations promulgated thereunder as a result of the Transactions.

(f) Any reference in this Section 8.14 to any Person shall be deemed to also include a reference to any successor of such Person.

8.15 The Registration Statement; Special Shareholder Meeting.

(a) As promptly as reasonably practicable after the date hereof, SPAC, the Company and PubCo shall jointly prepare, and PubCo shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the PubCo Ordinary Shares, PubCo Preferred Shares and PubCo Series A Investor Warrants to be issued in connection with the Mergers, which Registration Statement will also contain a proxy statement of SPAC (as amended or supplemented, including any prospectus contained therein, the “Proxy Statement”) for the purpose of soliciting proxies or votes from SPAC Shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing SPAC Shareholders an opportunity in accordance with the SPAC Charter and the IPO Prospectus to exercise their Redemption Rights. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at an extraordinary general meeting of SPAC Shareholders to be called and held for such purpose (including any adjournment or postponement thereof, the “Special Shareholder Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement, the Mergers and the other Transactions by SPAC Shareholders in accordance with SPAC’s Organizational Documents, the Cayman Companies Law and the rules and regulations of the SEC and Nasdaq (including any items required by Laws to effect the Mergers and any other proposals as are required to implement the foregoing), (ii) as a special resolution, the entry into the First Plan of Merger, (iii) as an ordinary resolution (or if required by applicable Law or the SPAC Charter, as a special resolution) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (iv) as an ordinary resolution (or if required by applicable Law or the SPAC Charter, as a special resolution) the adoption and approval of such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) to (iv), collectively, the “Shareholder Approval Matters”) and (v) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC in consultation with PubCo.

(b) SPAC, acting through its board of directors (or a committee thereof), shall (i) make the SPAC Board Recommendation and include such SPAC Board Recommendation in the Proxy Statement, (ii) cause the Proxy Statement to be mailed to SPAC Shareholders in accordance with SPAC’s Organizational Documents as promptly as practicable following the date upon which the Registration Statement is declared effective under the Securities Act (the “Registration Statement Effective Date”) and (iii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters. If, on the date for which the Special Shareholder Meeting is scheduled, SPAC has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters, SPAC may, in consultation with PubCo and in accordance with the SPAC Charter, make one or more successive postponements, or with the consent of the Special Shareholder Meeting, adjournments of the Special Shareholder Meeting, subject to applicable Law and the SPAC Charter; provided that when the Special Shareholder Meeting is postponed or adjourned for thirty days or more, notice of the postponed or adjourned meeting shall be given as in the case of an original meeting. In connection with the Registration Statement, SPAC and PubCo will file with the SEC financial and other information about the Transactions in accordance with applicable Law, SPAC’s Organizational Documents, the Cayman Companies Law and the rules and regulations of the SEC and Nasdaq.

(c) SPAC, the Company and PubCo shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption Rights. Each of SPAC, PubCo and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, PubCo, SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC, the Company and PubCo shall amend or supplement the Registration Statement and PubCo shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents. No filing of, or amendment or supplement to the Registration Statement will be made by SPAC, PubCo or the Company without the approval of the other of such Parties (such approval not to be unreasonably withheld, conditioned or delayed).

(d) Each of SPAC, PubCo and the Company shall, as promptly as practicable after receipt thereof, supply each other such Party or Parties with copies of all material written correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, or, if not in writing, a written summary of such material communication, with respect to the Registration Statement or the Transactions. No response to any comments from the SEC or its staff relating to the Registration Statement or the Transactions will be made by PubCo, the Company or SPAC without the prior consent of such other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing such other Parties a reasonable opportunity to review and comment thereon. Notwithstanding the foregoing, SPAC, the Company and PubCo, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.

(e) SPAC, in consultation with PubCo, shall call the Special Shareholder Meeting in accordance with the SPAC’s Organizational Documents for a date that is no later than 30 Business Days following the effectiveness of the Registration Statement or such other date as agreed between SPAC and Company.

(f) SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption Rights.

(g) All expenses incident to the Company’s filing of the Registration Statement pursuant to this Section 8.15 (including, without limitation, all registration, qualification and filing fees, printing expenses, transfer agent fees and expenses, travel expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel, all independent certified public accountants, underwriters and other Persons retained by the Company and SPAC, in each case, including any VAT thereon), shall be paid 50% by the Company and 50% by SPAC.

8.16 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, PubCo and the Company, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to have the opportunity to comment on, and arrange for any required filing with respect to, such release, filing or announcement in advance of such issuance.

(b) SPAC and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed). SPAC and the Company shall mutually agree upon and, as promptly as practicable after the Closing, issue a joint press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, PubCo shall file a shell company report on Form 20-F (the “Closing Filing”) with the Closing Press Release and a description of the Transactions as required by Federal Securities Laws which SPAC shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed).

8.17 Confidential Information.

(a) The Company and PubCo agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent, and (ii) in the event that the Company, PubCo or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC, to the extent legally permitted, with prompt written notice of such requirement so that SPAC may seek, at SPAC’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.17(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 8.17(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company, and PubCo shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) PubCo and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the applicable Laws as advised by outside counsel, and (2) PubCo shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of SPAC disclosed to such Person until such information ceases to be a Trade Secret.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent, and (ii) in the event that SPAC or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.17(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.17(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, SPAC shall, and shall cause its Affiliates or Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) SPAC and its Affiliates or Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the applicable Laws as advised by outside counsel, and (2) SPAC shall, and shall cause its Affiliates or Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

8.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, PubCo, and SPAC and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each Target Company, PubCo and SPAC or under any indemnification, employment or other similar agreements between any D&O Indemnified Person, on the one hand, and any Target Company, PubCo or SPAC, on the other hand, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, PubCo shall cause the Organizational Documents of each Target Company, PubCo, and the Second Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.18 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b) For the benefit of SPAC’s directors and officers, SPAC shall be permitted, prior to the Closing, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Closing for events occurring prior to the Closing (the “SPAC D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, PubCo and the First Surviving Company shall, for a period of six (6) years after the Closing, maintain the SPAC D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and PubCo and the First Surviving Company shall timely pay or cause to be paid all premiums with respect to the SPAC D&O Tail Insurance.

(c) For the benefit of the Company’s directors and officers, the Company shall be permitted, prior to Closing, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Closing for events occurring prior to the Closing (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, PubCo and the Second Surviving Company shall, for a period of six (6) years after the Closing, maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and PubCo and the Second Surviving Company shall timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance.

8.19 SPAC Transaction Expenses; Trust Account Proceeds.

(a) No later than three (3) Business Days prior to the Closing, SPAC shall deliver to the Company a statement setting forth SPAC’s good faith calculation of (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of Redemption Rights, (ii) the estimated amount of SPAC’s cash on hand, including in the Trust Account, as of the Closing, and (iii) the estimated amount of unpaid SPAC Transaction Expenses as of the Closing. Following its delivery, SPAC shall reasonably cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives related to such statement.

(b) The Parties agree that, simultaneously with or as promptly as practicable after the Closing, the funds held by the Second Surviving Company either in or outside of the Trust Account, after taking into account payments by SPAC for the Redemption Rights (collectively, the “Closing Cash”), shall be used to pay (i) first, the accrued SPAC Transaction Expenses, including SPAC’s deferred expenses (including fees or commissions payable to the underwriters and any legal fees, in each case, including any VAT) of the IPO, without double-counting with any accrued SPAC Transaction Expenses that have already been paid prior to the Closing, (ii) second, any loans owed by SPAC to the Sponsor for SPAC Transaction Expenses (including deferred SPAC Transaction Expenses), other administrative costs and expenses (including any VAT) incurred by or on behalf of SPAC, and (iii) third, any remaining cash will be distributed to PubCo. PubCo will be permitted to use any remaining cash received for working capital and general corporate purposes, or for any other use as directed by PubCo; provided, that in no event shall PubCo (x) utilize any such remaining cash to pay any Company Transaction Expenses or (y) transfer any such remaining cash to any Target Company other than the Second Surviving Company or Air Water UK; provided, however, that PubCo may in any event loan amounts to any Target Company so long as such loan is made on arms-length terms. Such amounts, as well as any fees, costs and expenses that are required or permitted to be paid by the issuance of PubCo Securities, will be paid or issued, as applicable, at the Closing.

8.20 New Registration Rights Agreement. Concurrently with the Closing, (a) SPAC and the Sponsor shall terminate the registration rights agreement, dated as of April 24, 2025, as it may be amended, by and between SPAC and Sponsor and the other parties thereto pursuant to a termination agreement in a form reasonably acceptable to the Company and (b) PubCo, the Company Shareholders, the Sponsor and the other parties contemplated therein shall enter into a registration rights agreement in substantially the form attached as Exhibit I hereto (the “New Registration Rights Agreement”).

8.21 Lock-Up Agreements. At the Closing, (a) each holder of Company Ordinary Shares as of immediately prior to the Second Merger Effective Time shall enter into a Lock-Up Agreement with PubCo in substantially the form attached as Exhibit J-1 hereto, and (b) Sponsor shall enter into a Lock-Up Agreement with PubCo in substantially the form attached hereto as Exhibit J-2 (each, a “Lock-Up Agreement”).

8.22 PubCo Equity Incentive Plan; PubCo ESPP; Section 280G.

(a) As soon as reasonably practicable following the date of this Agreement, SPAC, the Company and PubCo shall use commercially reasonable efforts to agree to the material terms of a new equity incentive plan to be adopted no later than the Closing (the “PubCo Equity Incentive Plan”); provided that the material terms of such PubCo Equity Incentive Plan shall be agreed by no later than the date of filing of the Registration Statement with the SEC in accordance with Section 8.15(a).

(b) As soon as reasonably practicable following the date of this Agreement, SPAC, the Company and PubCo shall use commercially reasonable efforts to agree to the material terms of a new employee share purchase plan to be adopted no later than the Closing (the “PubCo ESPP”); provided that the material terms of such PubCo ESPP shall be agreed by no later than the date of filing of the Registration Statement with the SEC in accordance with Section 8.15(a).

(c) The PubCo Equity Incentive Plan and the PubCo ESPP, taken together, shall provide for an initial aggregate share reserve thereunder equal to an amount no greater than 5.0% of PubCo’s issued share capital as of immediately after Closing, increased by the number of PubCo Ordinary Shares reasonably necessary to settle Exchanged RSUs and Exchanged PSUs.

(d) To the extent required to avoid the imposition of Taxes under Section 4999 of the Code and/or the loss of deductions under Section 280G of the Code, in each case, with respect to any payment or benefit that could constitute a “parachute payment” under Section 280G of the Code with respect to the transactions contemplated by this Agreement and any events closely associated therewith, the Company shall use best efforts to ensure that each Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder) (each, a “Disqualified Individual”) shall execute a waiver of such Disqualified Individual’s right to receive any payments and/or benefits in connection with the transactions contemplated by this Agreement and any events closely associated therewith that could reasonably be expected to constitute “parachute payments” pursuant to Section 280G of the Code (such waived portion of any payments and/or benefits, “Waived 280G Benefits”), such that all remaining payments and/or benefits applicable to such Disqualified Individual shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”). No later than the day prior to the Closing, the Company shall submit to the applicable shareholders entitled to vote a written consent to the payments and benefits due in connection with the Transactions, as disclosed therein (the “Section 280G Vote”). Any such shareholder approval shall be sought in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. At least five (5) Business Days prior to Section 280G Vote, the Company shall provide SPAC with drafts of the documentation relating to the 280G Vote, including (i) the shareholder consent, (ii) the disclosure statement, (iii) the form of waiver, and (iv) a written analysis or spreadsheet showing the calculations of potential “parachute payments” (the “Section 280G Materials”). Upon delivery of the drafts of the Section 280G Materials, SPAC shall review and comment on all such materials, which comments the Company shall consider in good faith and incorporate any of SPAC’s reasonable comments thereto. To the extent that any arrangements are entered into at the direction of SPAC or between SPAC and its Affiliates, on the one hand, and a Disqualified Individual, on the other hand, following the date hereof (“SPAC Arrangements”), the Company shall include such SPAC Arrangements in the parachute payment analysis to the extent informed of such SPAC Arrangements at least five (5) Business Days prior to the Section 280G Vote and SPAC shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment.” For the avoidance of doubt, (a) the Company shall not be required to provide any additional value to a Disqualified Individual in order to receive a waiver of the applicable payments and (b) the Company’s failure to obtain shareholder approval of the Waived 280G Benefits shall not constitute a breach of this Section 8.22. Prior to the Closing, the Company shall deliver to SPAC evidence that the Section 280G Vote was solicited in accordance with the foregoing provisions of this Section 8.22 and notification that either (i) shareholder approval was obtained, or (ii) shareholder approval was not obtained and, as a consequence, the Waived 280G Benefits shall not be made or provided. For clarity, to the extent that the preceding clause (ii) applies and all or any portion of the Waived 280G Benefits include the Company RSUs, then any Company RSUs which are not paid or provided on account of the preceding clause (ii) shall not be treated as issued and outstanding immediately prior to the Second Merger Effective Time, including for purposes of Section 2.2(a)(ii) and Section 22.2(e).

8.23 Litigation.

(a) In the event that any Action related to this Agreement or the Transactions is brought, or, to the Knowledge of SPAC, threatened, against SPAC or the SPAC Board by any of SPAC’s shareholders prior to the Closing, SPAC shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action shall give due consideration to the Company’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) In the event that any Action related to this Agreement or the Transactions is brought, or, to the Knowledge of PubCo or the Company, threatened, against PubCo or the Company or the Company Board by any Company Shareholders prior to the Closing, PubCo or the Company shall promptly notify SPAC of any such Action and keep SPAC reasonably informed with respect to the status of thereof. The Company shall provide SPAC the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to SPAC’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

8.24 Termination of SPAC Agreements. Prior to the Closing, SPAC shall terminate pursuant to a Contract reasonably acceptable to the Company each Contract listed in Section 4.15 of the SPAC Disclosure Schedules and Section 8.24 of the SPAC Disclosure Schedules, without the payment of any consideration or the granting of any concession, and without any liability being imposed on PubCo, the Second Surviving Company or any of their respective Subsidiaries or any of them having any continuing obligations.

8.25 FIRPTA Certificate. Prior to the Second Merger Effective Time, (a) to the extent permitted under applicable Law, the Company shall deliver to PubCo a certificate signed by an officer of Air Water US, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in Air Water US is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the U.S. Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), (b) if as of such date an interest in Air Water US is a USRPI, the Company shall prepare appropriate documentation, to the extent permitted under applicable Law, pursuant to which the Second Merger shall be treated as a nonrecognition transaction for purposes of Sections 897 and 1445 of the Code, and (c) if as of such date an interest in Air Water US is a USRPI and the Second Merger doesn’t qualify as a nonrecognition transaction for purposes of Section 897 and 1445 of the Code, the Company shall provide information regarding the amount of any resulting Tax pursuant to Sections 882 and 897 of the Code and any required withholding pursuant to Section 1445 of the Code; provided, that this Section 8.25 shall not apply to the extent the Air Water US Reorganization is consummated prior to the Second Merger and the Second Merger does not result in a transfer of any interest in Air Water US for U.S. federal income tax purposes.

8.26 PIPE Investment. Each of the Company and SPAC shall use, and shall cause its Affiliates to use their, commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the PIPE Investment, including using its, and causing its Affiliates to use their, commercially reasonable efforts to (a) enforce its or their rights under the PIPE Agreements, (b) cause the PIPE Investors to pay to (or as directed by) the Company, the applicable purchase price under each PIPE Investor’s applicable PIPE Agreement in accordance with its terms and (c) satisfy their obligations under each PIPE Investors’ applicable PIPE Agreement and the conditions of closing contained in each PIPE Investor’s applicable PIPE Agreement. The Company will not amend the PIPE Agreements or waive any provision thereto in any manner that is materially and disproportionately adverse to SPAC without the prior written consent of SPAC.

8.27 Company Shareholder Approval. The Company shall, in accordance with the Cayman Companies Law and the Organizational Documents of the Company, (i) promptly following the Registration Statement Effective Date (and in any event within five (5) Business Days after the Registration Statement Effective Date) use its reasonable best efforts to solicit and obtain the Company Shareholder Approval by way of unanimous written resolution (the “Written Resolution”) or (ii) in the event the Company is not able to obtain the Written Resolution, the Company shall duly and promptly convene a meeting of the Company Shareholders for the purpose of voting solely upon the Company Shareholder Matters. The Company shall promptly notify SPAC upon receipt of the Company Shareholder Approval. The Company covenants that the Company Board shall not (and no committee or subgroup thereof shall) withdraw or modify, or propose publicly or by formal action of the Company Board to withdraw or modify, in a manner adverse to SPAC, the Company Board Recommendation.

8.28 Other Matters. The Company shall use reasonable best efforts to effect the transfer of (a) all of the equity securities in (i) AWC Air Water LLC currently held by Alexander David Guy and (i) A1Rwater General Trading Co. LLC currently held by Robert Simpson Bain, in each case, in favor of Air Water Units Trading Ltd., to Air Water Units Trading Ltd. prior to the Closing, and (b) each domain name listed on item 9 of Schedule 6.20 from Alexander David Guy to the Company or one of its Subsidiaries prior to the Closing.

Article IX
SURVIVAL

9.1 Survival. None of the representations, warranties, covenants, obligations or other agreements in this Agreement, any Ancillary Document or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants, obligations and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing (including, for the avoidance of doubt, Section 8.14) and then only with respect to any breaches occurring after the Closing, (b) Article XIII and any corresponding definitions set forth in Article XIV and (c) Fraud Claims.

Article X
CONDITIONS TO OBLIGATIONS OF THE PARTIES

10.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The Shareholder Approval Matters shall have been submitted to the vote of SPAC Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and shall have been approved and adopted by the requisite vote of SPAC Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement, SPAC’s Organizational Documents and the applicable provisions of the Cayman Companies Law and Nasdaq (the “Required Shareholder Approval”).

(b) Required Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(c) No Law or Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions (a “Legal Restraint”).

(d) Antitrust. If applicable, the HSR waiting period has expired or been terminated.

(e) Listing. The PubCo Ordinary Shares shall have been conditionally approved for listing on Nasdaq, subject only to official notice thereof.

(f) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.

10.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 10.1, the obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver (by the Company, where permissible) of the following conditions:

(a) Representations and Warranties.

(i) All of the SPAC Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(ii) The representations and warranties of SPAC contained in Section 4.5 shall be true and correct (except for de minimis inaccuracies) on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(iii) All of the other representations and warranties of SPAC set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.2(a)(iii)) and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on SPAC.

(iv) All of the Merger Sub Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(v) All of the other representations and warranties of Merger Sub set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.2(a)(v)), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(d).

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(e) Trust Account. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds held in the Trust Account disbursed to SPAC in accordance with this Agreement on the Closing Date, and all such funds released from the Trust Account shall be available to the First Surviving Company.

(f) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by SPAC at or prior to the Closing Date shall have been executed and delivered to the Company.

10.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 10.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC where permissible) of the following conditions:

(a) Representations and Warranties.

(i) All of the Company Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of particular date (which representations and warranties shall have been so true and correct as of the such date).

(ii) The representations and warranties of the Company contained in Section 7.3 shall be true and correct (except for de minimis inaccuracies) on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(iii) All of the other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.3(a)(iii)) and (B) other than representations and warranties set forth in Section 7.8(b), any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(iv) All of the PubCo Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(v) All of the other representations and warranties of PubCo set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.3(a)(v)), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on PubCo.

(b) Agreements and Covenants. Each of the Company and PubCo shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by an officer of each of the Company and PubCo, certifying as to the satisfaction of the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(d), but in each case, solely with respect to themselves.

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement which is continuing and uncured.

(e) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by the Company and PubCo at or prior to the Closing shall have been executed and delivered to the SPAC.

(f) Payoff. All of the indebtedness due and outstanding under the Contracts listed on Section 7.7(e) of the Company Disclosure Schedules will have been discharged in full.

10.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, the Company Shareholders, or PubCo) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XI
TERMINATION AND EXPENSES

11.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, notwithstanding receipt of any requisite approval and adoption of this Agreement and the Transactions by the shareholders of any Party, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by either SPAC or the Company to the other if any of the conditions set forth in Article X have not been satisfied or waived by August 25, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or PubCo) of any representation, warranty, covenant or obligation under this Agreement was the principal cause of the failure of a condition set forth in Article X on or before the Outside Date; provided, further, that, the “Outside Date” shall automatically be extended by one (1) calendar day for each day after October 31, 2025 that the PCAOB Financial Statements or the Interim Financial Statements are not delivered pursuant to Section 8.6;

(c) by written notice by either SPAC or the Company to the other if a Legal Restraint has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or PubCo) to comply with any provision of this Agreement was the principal cause of such Legal Restraint;

(d) by written notice by the Company to SPAC if (i) there has been a breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time SPAC would be entitled to terminate this Agreement pursuant to Section 11.1(e);

(e) by written notice by SPAC to the Company if (i) there has been a breach by the Company or PubCo of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time the Company would be entitled to terminate this Agreement pursuant to Section 11.1(d);

(f) by written notice by the Company to SPAC if the Company Funding Threshold has not been achieved on or prior to the date that is two (2) Business Days following the date hereof; provided, however, that the Company shall have no right to terminate this Agreement pursuant to this Section 11.1(f) at any time following achievement of the Company Funding Threshold, even if the Company Funding Threshold has been achieved following such two (2) Business Day period;

(g) by written notice by the Company to SPAC if the SPAC Securities are no longer listed on Nasdaq or another national securities exchange;

(h) by written notice by either SPAC or the Company to the other if the Special Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained; or

(i) by SPAC, by written notice to the Company, if the Company Shareholder Approval shall not have been obtained within ten (10) Business Days after the Registration Statement Effective Date; provided that SPAC shall have no right to terminate this Agreement pursuant to this Section 11.1(i) at any time following the delivery to SPAC of the Company Shareholder Approval, even if the Company Shareholder Approval is delivered following such ten (10) Business Day period after the Registration Statement Effective Date.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (a) the provisions of Sections 8.16, 8.17, 11.3, 12.1, Article XII, Article XIII and this Section 11.2 shall remain in full force and effect and (b) nothing in this Section 11.2 shall be deemed to (i) release any Party from any Liability for any willful and material breach by such Party of any term of this Agreement prior to the date of termination or pursuant to any Fraud Claim against such Party, (ii) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement in each case prior to the valid termination of this Agreement or (iii) terminate or otherwise modify the Confidentiality Agreement; provided further that nothing in this Section 11.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 12.1.

11.3 Fees and Expenses. Subject to Section 8.12(b), Section 8.14(d), Section 8.15(g) and Section 12.1, unless otherwise expressly provided for in this Agreement, all fees, costs and expenses, and Taxes incurred in connection with entering into this Agreement shall be paid by the Party incurring such fees, costs and expenses, and Taxes. For the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, (i) the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and (ii) SPAC shall pay, or cause to be paid, all unpaid SPAC Transaction Expenses and (b) if the Closing occurs, PubCo shall pay, or cause to be paid, any unpaid Company Transaction Expenses and SPAC Transaction Expenses.

Article XII
WAIVERS AND RELEASES

12.1 Waiver of Claims Against Trust. Each Party acknowledges and agrees that SPAC has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of SPAC Shareholders and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only in the manner described in the IPO Prospectus: (a) to SPAC Shareholders in the event they elect to redeem their shares of SPAC Shares (or PubCo Ordinary Shares upon the First Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus, the “Business Combination”) or in connection with an amendment to SPAC’s Organizational Documents to extend SPAC’s deadline to consummate a Business Combination, (b) to SPAC Shareholders if the SPAC fails to consummate a Business Combination within the time period specified in the SPAC Organizational Documents after the closing of the IPO, subject to further extension as described by the IPO Prospectus, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any withholding or other Taxes and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each of PubCo and the Company, on behalf of themselves and the other Company Affiliates, acknowledge and agree that they do not and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom to SPAC’s public shareholders, or make any claim against the Trust Account (including any distributions therefrom to SPAC’s public shareholders), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company or PubCo or any Company Affiliate, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Account Released Claims”). Each of the Company and PubCo, on behalf of itself and its Affiliates, hereby irrevocably waives any Trust Account Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom to SPAC’s public shareholders) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC). The Company and PubCo each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and each of the Company and PubCo further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company or PubCo or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company and PubCo hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom to SPAC’s public shareholders) or any amounts contained therein. Notwithstanding the foregoing, the Trust Account Released Claims and related waivers will not limit or prohibit the Company from (i) pursuing a claim against SPAC, Merger Sub or any other person for (A) specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to any redemption pursuant to the Redemption Rights)) or (B) for damages (subject to the provisions of this Agreement) for breach of this Agreement against SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and SPAC consummates a Business Combination with another Person or (ii) being entitled to the use of any remaining amounts in the Trust Account following the transactions contemplated by Section 8.19(b).

12.2 Mutual Releases.

(a) Effective as of the Closing, each of SPAC and PubCo, PubCo on behalf of all its Subsidiaries (including the Target Companies) and SPAC on behalf of each other SPAC Affiliate, hereby irrevocably releases and discharges, each other Company Affiliate or SPAC Affiliate, and each of their respective current and former directors, managers, officers, partners and employees from and against all liabilities, claims and obligations, whether accrued or contingent, whether known or unknown, whether arising under common law, statute, equity or otherwise, to the extent arising prior to the Closing and based upon, arising out of or related to the Target Companies or SPAC and their respective businesses, operations, assets and liabilities, the service by any such Company Affiliate or SPAC Affiliate as an officer, director, manager, employee or Representative of the Target Companies or SPAC or to the subject matter of this Agreement and the Ancillary Documents, including the Transactions (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing); provided, however, that this Section 12.2(a) shall not release or discharge (i) any liability of the Company or SPAC under this Agreement, any Ancillary Document or the Confidentiality Agreement, (ii) any liability of any current or former employee of the Target Companies or SPAC or any of their respective Subsidiaries to the extent (A) related to this Agreement, any Ancillary Document or the Transactions or (B) arising out of such employee’s service as an officer, director or employee of the Target Companies or SPAC or any of their respective Subsidiaries, (iii) any Fraud Claim by SPAC against the Company or SPAC or (iv) any claims that cannot be waived under applicable Law.

(b) The Parties acknowledge and agree that the Company Affiliates and the SPAC Affiliates are intended third-party beneficiaries of this Section 12.2.

Article XIII
MISCELLANEOUS

13.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC or Merger Sub at or prior to the Closing, to:	with a copy (which will not constitute notice) to:

Inflection Point Acquisition Corp. III	White & Case LLP
167 Madison Avenue	1221 Avenue of the Americas
Suite 205 #1017	New York, New York 10020
New York, New York 10016	Attn: Joel Rubinstein and Jason Rocha
Attention: Michael Blitzer	Email: joel.rubinstein@whitecase.com;
Email: blitzer@kingstowncapital.com	jason.rocha@whitecase.com

If to the Company or, after the Closing, PubCo or SPAC, to:	with a copy (which will not constitute notice) to:

c/o Air Water Ventures Ltd	Morgan, Lewis & Bockius LLP
Unit 3, Kizad KLP FZ, Kizad	101 Park Avenue
Abu Dhabi, UAE	New York, New York 10178
PO Box 109214	Attn: Russell Franklin
Attention: Andrea Mollica and Ryan Bibbo	Email:
Email: andrea.mollica@taucapital.vc;	Russell.franklin@morganlewis.com
ryan.bibbo@a1rwater.com

If, prior to the Closing, to PubCo, to:	with a copy (which will not constitute notice) to:

c/o Air Water Ventures Ltd	Morgan, Lewis & Bockius LLP
Unit 3, Kizad KLP FZ, Kizad	101 Park Avenue
Abu Dhabi, UAE	New York, New York 10178
PO Box 109214	Attn: Russell Franklin
Attention: Andrea Mollica and Ryan Bibbo	Email:
Email: andrea.mollica@taucapital.vc;	Russell.franklin@morganlewis.com
ryan.bibbo@a1rwater.com

13.2 Binding Effect; Assignment. Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise prior to the Closing without the prior written consent of SPAC, PubCo and the Company; provided, that in no event shall any Eligible Company Equityholder or PSU Holder be permitted to assign their rights under Section 2.10. Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder. If a Party has transferred the benefit in whole or in part of this Agreement under this Section 13.2 or shall have changed its Tax residence then the liability of the other Parties shall be limited to that (if any) which it would have been had no such transfer or change taken place.

13.3 Third Parties. Except for (a) the rights of the D&O Indemnified Persons set forth in Section 8.18, (b) the rights of the Company Affiliates set forth in Section 12.2, (c) the rights of the SPAC Affiliates set forth in Section 12.2, (d) the rights of the Nonparty Affiliates set forth in Section 13.13, and (e) the rights of such relevant Persons set forth in Section 8.14(e), respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a Party.

13.4 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the laws of the Cayman Islands are mandatorily applicable. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.

13.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

13.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC and the Company.

13.9 Waiver. Each of SPAC, PubCo and the Company may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the applicable Parties providing such extension or waiver, and any such extension or waiver shall only be binding upon the Party or Parties so providing (or on whose behalf it is so provided) the extension or waiver. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

13.10 Entire Agreement. This Agreement, the Ancillary Documents and the Confidentiality Agreement collectively set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement, the Ancillary Document or the Confidentiality Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

13.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:

(a) references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

(c) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(d) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with IFRS or any other accounting principles used by the applicable Person;

(e) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f) the words “herein”, “hereto”, and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(g) the words “date hereof” when used in this Agreement shall refer to the date of this Agreement;

(h) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(i) in Article IV through Article XII to (i) “SPAC” shall refer to Inflection Point Acquisition Corp. III for all periods prior to the completion of the First Merger and to the First Surviving Company for all periods after the completion of the First Merger; provided that the foregoing shall not apply to the representations and warranties set forth in Sections 4.2, 4.4 and 4.5, and (ii) “SPAC Class A Ordinary Shares”, “SPAC Class B Ordinary Shares” and “SPAC Shares” shall refer to such securities solely for periods prior to the First Merger;

(j) the term “or” shall be construed to have the same meaning and effect as the inclusive term “and/or”;

(k) the word “day” means calendar day unless Business Day is expressly specified;

(l) every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Closing; provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(m) any reference to a US legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the United States, be deemed to include a reference to that which most nearly approximates to the US legal term in that jurisdiction;

(n) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America;

(o) for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;

(p) references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(q) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(r) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(s) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(t) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(u) unless the context of this Agreement otherwise requires, references to any statute shall include all regulations promulgated thereunder and references to any statute or regulation shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation;

(v) words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(w) any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by PubCo or the Company to be given, delivered, provided or made available by PubCo or the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information (subject to access limitations as may be applicable to any individual electronic folders). If there is an inconsistency between any of the provisions of this Agreement and the provisions of any Ancillary Document or the Confidentiality Agreement, the provisions of this Agreement shall prevail as between the Parties to the extent of the inconsistency.

13.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the Ancillary Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Ancillary Document (the “Contracting Parties”) except as set forth in this Section 13.13. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Ancillary Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Ancillary Documents or their negotiation, execution, performance, or breach; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Ancillary Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 13.13.

13.14 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that White & Case LLP (“W&C”) may have, prior to the Closing, jointly represented SPAC and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, Sponsor and their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, W&C will be permitted in the future, after the Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to PubCo, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and PubCo, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with W&C’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of PubCo, SPAC and the Company or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by W&C of the Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of W&C with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by PubCo or SPAC; provided further, that nothing contained herein shall be deemed to be a waiver by PubCo, SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Morgan, Lewis & Bockius LLP (“MLB”) may have, prior to the Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, MLB will be permitted in the future, after the Closing, to represent PubCo, the Company or any of their respective Affiliates in connection with matters in which such Persons are adverse to Sponsor, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Sponsor and SPAC, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with MLB’s future representation of one or more of PubCo, the Company or its Affiliates in which the interests of such Person are adverse to the interests of the Sponsor and SPAC or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by MLB of the Company or any of its Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of MLB with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company and shall not pass to or be claimed by SPAC or the Sponsor; provided further, that nothing contained herein shall be deemed to be a waiver by SPAC, the Sponsor or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XIV
DEFINITIONS

14.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, enquiry, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry or investigation, hearing, proceeding or investigation, by or before any Governmental Authority.

“Accrued Value” has the meaning set forth in the Company Charter.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Air Water US” means Air Water Company LLC, a Delaware limited liability company.

“Air Water US Reorganization” means a transaction, structured in a manner intended to be tax-free for U.S. federal income tax purposes (including for purposes of Sections 897 and 1445 of the Code), pursuant to which Air Water UK transfers its entire interest in Air Water US to a newly-formed entity, incorporated or organized in a jurisdiction outside of the United States, that is directly and wholly-owned by Air Water UK and treated as a corporation for U.S. federal income tax purposes, provided, that such newly-formed entity is not and has never been treated as (i) a “domestic corporation” (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (iii) a “domestic corporation” under Section 7874(b) of the Code.

“Ancillary Documents” means each agreement, instrument, certificate or document including the SPAC Disclosure Schedules, the Company Disclosure Schedules, the First Plan of Merger, the Second Plan of Merger, the Lock-Up Agreements, the New Registration Rights Agreement, the Sponsor Support Agreement, the Pre-Funded PIPE Subscription Agreement, the PIPE Agreements and the other agreements, instruments, certificates and documents to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase, employment or individual consulting, severance or termination pay, holiday, vacation, bonus, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by such Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has or could reasonably be expected to have any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, London, England, or George Town, Cayman Islands, are authorized to close for business.

“Cayman Companies Law” means the Companies Act (Revised) of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company Affiliate” means (i) (A) any direct or indirect shareholder, member, general or limited partner or other equityholder of PubCo or the Company and (B) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to, (1) PubCo or (2) the Company or any of its Subsidiaries or (3) any person referred to in the foregoing clause (i)(A) or (ii) any of their respective heirs, executors, administrators, successors or assigns.

“Company Charter” means the second amended and restated memorandum and articles of association of the Company adopted by special resolution dated August 18, 2025, as the same may be amended or modified from time to time after the date hereof.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or PubCo or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, at the time of the disclosure to SPAC or its Representatives (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Consideration Shares” means that number of PubCo Ordinary Shares determined by dividing (x) $300,000,000 by (y) the Redemption Price.

“Company Fundamental Warranties” means the representations and warranties contained in Section 7.1(a) (Organization and Standing), Section 7.2 (Authorization; Binding Agreement), Section 7.4 (Company Subsidiaries), Section 7.6(a) (Non-Contravention) and Section 7.26 (Finders and Brokers).

“Company Funding Threshold” means an aggregate amount equal to $22,500,000.00 has been paid to the Company pursuant to the Pre-Signing PIPE Agreement and the Pre-Funded PIPE Agreements. Notwithstanding anything else in this Agreement to the contrary, if aggregate payments are made to the Company pursuant to the Pre-Signing PIPE Agreement and the Pre-Funded PIPE Agreements are equal to or greater than $22,500,000, then the Company Funding Threshold shall be deemed to be achieved.

“Company Ordinary Shares” means the ordinary shares of a nominal or par value of $0.01344 per share of the Company.

“Company Owned IP” means any Intellectual Property owned by any Target Company, including the Company Registered IP.

“Company PSU” means each performance-based restricted stock unit granted to a PSU Holder that entitles such PSU Holder to a number of Earnout Shares, determined based on the pro-rata portion of Earnout Shares attributable to such PSU Holder’s Company RSUs, subject to achievement of the applicable Triggering Event.

“Company RSU” means each restricted stock unit with respect to Company Ordinary Shares.

“Company Securities” means the Company Ordinary Shares, Company Series A Preferred Shares and Company Warrants.

“Company Series A Preferred Shares” means the Company Series A1 Preferred Shares and the Company Series A2 Preferred Shares, collectively.

“Company Series A1 Preferred Shares” means the series A1 redeemable preference shares of a nominal or par value of $0.0001 per share of the Company.

“Company Series A2 Preferred Shares” means the series A2 redeemable preference shares of a nominal or par value of $0.0001 per share of the Company.

“Company Shareholder” means a holder of Company Shares.

“Company Shareholder Approval” means the vote of Company Shareholders (voting together as a single class and not as a separate series, and on an as-converted basis) required to approve the Company Shareholder Matters in accordance with the Cayman Companies Law and the applicable Organizational Documents of the Company.

“Company Shareholder Matters” means the approval of: (i) as an ordinary resolution, the adoption and approval of this Agreement and the Mergers, (ii) as a special resolution, the Second Plan of Merger and the execution thereof by a duly authorized signatory of the Company, and (iii) as an ordinary resolution (or if required by applicable Law or the Company Organizational Documents, as a special resolution) the other Transactions, by Company Shareholders in accordance with the Cayman Companies Law and the applicable Organizational Documents of the Company (including any items required by Laws to effect the Mergers and any other proposals as are required to implement the foregoing).

“Company Shares” means the Company Ordinary Shares and the Company Series A Preferred Shares.

“Company Subsidiaries” means Air Water UK, Air Water Units Trading Ltd, A1Rwater General Trading LLC, AWC Air Water LLC, Air Water US and Eshara Water Asia SDN. BHD.

“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses, in each case including any VAT thereon, (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of the Company, which the Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of the Company which the Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts, excluding any payments or benefits under any Company Benefit Plan.

“Consent” means any consent, approval, waiver, authorization, waiting period expiration or termination, or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contributor” means all Persons who created, developed, or contributed to any Intellectual Property purported to be owned by a Target Company.

“Contributor Agreement” means a Contract with a Contributor, pursuant to which the Contributor assigns to a Target Company all of the Contributor’s right, title and interest in and to (i) the Intellectual Property conceived, developed created or reduced to practice by such Contributor in connection with and within the scope of the employment or engagement of such Contributor by such Target Company, or (ii) if such Contributor was not employed or engaged by a Target Company, the Intellectual Property purported to be owned by any Target Company that was conceived, developed, acquired, created, or reduced to practice by such Contributor.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any intellectual property rights in works of authorship, databases, collections of data, and mask works, including all copyrights and sui generis rights therein, and all registrations, renewals, extensions, or reversions thereof.

“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC), (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union, including the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019; (c) Section 5 of the Federal Trade Commission Act; and (d) all applicable Law concerning the privacy, protection, security, collection, storage, use, transfer, disclosure, destruction, alteration or other processing of Personal Data including the Data Protection Act (Revised) of the Cayman Islands.

“Earnout Period” means the time period beginning on the date that is the 6-month anniversary of the Closing Date and ending on the date that is the 18-month anniversary of the Closing Date.

“EBITDA” means the EBITDA of PubCo for a particular fiscal quarter, as EBITDA is defined and reported by Bloomberg L.P.

“Eligible Company Equityholders” means each holder of an issued and outstanding Company Share as of the date hereof, together with the Pre-Funded PIPE Investors, except as otherwise set forth on Schedule 2.10(b). For the avoidance of doubt, “Eligible Company Equity holders” shall not include the PIPE Investors.

“Environmental Law” means any Law in effect on or prior to the date hereof relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) to the extent relating to Releases of Hazardous Materials or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, Release or disposal of Hazardous Materials.

“Environmental Permits” has meaning set forth in Section 7.19(a).

“Equitable Adjustment” means, in the event that, (a) following the date hereof but prior to the Closing (with respect to holders of Company Ordinary Shares) or (b) following the Closing but prior to an applicable Triggering Event (with respect to Eligible Company Equityholders and the PSU Holders), the number of outstanding PubCo Ordinary Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, share split (including a reverse share split), reorganization, recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a share dividend or share distribution with a record date within said period, an equitable adjustment as necessary to provide the holders of Company Ordinary Shares or the Eligible Company Equityholders or PSU Holders, as applicable, with the same economic effect as contemplated by this Agreement prior to such event.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Rate” means with respect to a particular currency for a particular day, the closing rate of exchange for that currency into Dollars on such date as published by Bloomberg.

“Excluded Shares” means SPAC Shares, if any, held in the treasury of SPAC.

“Fraud Claim” means any claim based in whole or in part upon fraud (which means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto, with the intent to deceive another Person and which requires the elements defined by Delaware common law) against the Person who committed a fraud, which such claim can only be brought by the Person alleged to have suffered from such alleged fraud. In no event shall fraud hereunder or a Fraud Claim include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental, Tax, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any chemical, waste, gas, liquid or other substance or material that is defined, listed, designated or regulated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or that could result in the imposition of Liability, or responsibility for Remedial Action, under any Environmental Law, including petroleum and petroleum by-products or derivatives, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Incidental Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) an incidental permitted use right to confidential information in a non-disclosure agreement, (b) Contributor Agreements and (c) any non-exclusive license to Intellectual Property that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the Trademarks of a Target Company for the purposes of promoting the goods or services thereof, (ii) a Contract with a vendor that allows the vendor to identify a Target Company as a customer, (iii) a Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains an incidental license to Intellectual Property; or (iv) license for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case to the extent drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude (i) any amounts included in Company Transaction Expenses (with respect to Indebtedness the Company) or SPAC Transaction Expenses (with respect to Indebtedness of SPAC), (ii) accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business and that are not yet due and payable or are being disputed in good faith or (iii) the endorsement of negotiable instruments for collection in the ordinary course of business.

“Infringement” means, directly or indirectly (including secondarily, contributorily, by inducement or otherwise), the infringement, misappropriation, dilution, or other violation of the Intellectual Property of any Person. “Infringed” and “Infringing” mean the correlative of Infringement.

“Intellectual Property” means all intellectual property rights, including Patents, Trademarks, internet domain names, Copyrights, design rights, and Trade Secrets.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of the SPAC Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of April 24, 2025, and filed with the SEC on April 25, 2025 (File No. 333- 283427).

“IT Systems” means all computer hardware, telecommunications and network equipment, other informational technology assets and equipment, software and industrial control systems that

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of any person set forth on Section 14.1 of the Company Disclosure Schedules, (b) SPAC, the actual knowledge of any person set forth on Section 14.1 of the SPAC Disclosure Schedules or (c) any other Party, (i) if an entity, the actual knowledge of its executive officers, directors or secretary, or (ii) if a natural person, the actual knowledge of such Party. No Party shall be deemed to have any other actual, imputed, or constructive knowledge regarding the subject matter of any of the relevant provisions.

“Law” means any federal, tribal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards).

“Lien” means any mortgage, pledge, security interest, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under applicable Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions or to perform its obligations under this Agreement or the Ancillary Documents to which it is party; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate, (iii) changes or proposed changed in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics, terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable Law (or any interpretation thereof) after the date of this Agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (ix) in respect of the Company, any action taken by, or at the written request of, SPAC and in respect of SPAC or PubCo, any action taken by, or at the written request of, the Company, (x) with respect to SPAC, the consummation and effects of the Redemption Rights and (xi) any breach of any covenants, agreements or obligations of any Pre-Funded PIPE Investor or Closing PIPE Investor under the Pre-Funded PIPE Subscription Agreement or the PIPE Agreements, as applicable (including any breach of such Person’s obligations to fund any amounts thereunder when required); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)-(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account). Notwithstanding the foregoing, with respect to SPAC, the aggregate amount redeemed pursuant to the Redemption Rights shall not be deemed to be a Material Adverse Effect on SPAC.

“Merger Sub Fundamental Warranties” means the warranties contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.7 (Finders and Brokers).

“Merger Sub Shares” means the ordinary shares of US$1.00 par value per share of Merger Sub.

“Order” means any order, decree, ruling, judgment, injunction, writ, binding determination or decision, verdict or judicial award that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Ordinary Share Price” means the share price equal to the closing sale price of one PubCo Ordinary Share as reported on Nasdaq (or the exchange on which the PubCo Ordinary Shares are then listed) for a period of at least twenty (20) days out of thirty (30) consecutive Trading Days ending on the Trading Day immediately prior to the date of determination, in each case subject to Equitable Adjustment.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended (including, solely with respect to the Company, the Shareholders Agreement).

“Patents” means any patents, utility models, and applications therefor (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders issued by or filed with any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet delinquent or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS or GAAP, as applicable, with respect thereto, (b) Liens imposed by operation of Law or non-monetary encumbrances that would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred, pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) such imperfections of title, easements, covenants, encumbrances, Liens, or other similar restrictions on real property that would not be reasonably expected to materially impair the current use or operations of the business of the Target Companies or any assets that are subject thereto, (g) materialmen’s, mechanic’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens, or deposits to obtain the release of such Liens, (h) restrictions on the transfer of securities imposed by applicable securities Laws, (i) zoning, building, land use, entitlement, conservation restrictions or other similar restrictions on real property, including rights of way and similar encumbrances identified on any surveys, and other land use and environmental regulations promulgated by Governmental Authorities, (j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (k) non-exclusive licenses (or sublicenses) of Intellectual Property owned by the Target Companies granted in the ordinary course of business, (l) any (i) statutory Liens in favor of any lessor or landlord, (ii) Liens set forth in leases, subleases, easements, licenses, rights of use, rights to access and rights-of-way or (iii) Liens benefiting or encumbering any superior estate, right or interest, (m) any Liens that are discharged or released at or prior to the Closing, (n) any purchase money Liens, equipment leases or similar financing arrangements, (o) the rights of lessors under leasehold interests or (p) Liens specifically identified on the consolidated statement of financial position of the Target Companies.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), company, limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means (a) any information relating to an identified or identifiable natural person or that is reasonable capable of being used to identify a natural person or (b) any piece of information considered “personally identifiable information”, “personal information”, “personal data” or other comparable term under applicable Data Protection Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pre-Signing PIPE Agreement” means that certain Subscription Agreement Relating to Air Water UK, dated as of July 25, 2025, by and between Air Water UK and Inflection Point Fund.

“Pre-Signing Reorganization” has the meaning set forth in the Recitals hereto.

“Pre-Signing Reorganization Intended Tax Treatment” has the meaning set forth in Section 7.14(v).

“PSU Holder” means each individual designated as a PSU Holder on Section 2.10(b) of the Company Disclosure Schedule.

“PubCo Fundamental Warranties” means the warranties contained in Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.5 (Capitalization) and Section 6.7 (Finders and Brokers).

“PubCo Ordinary Shares” means the ordinary shares of US $0.001 par value per share of PubCo.

“PubCo Preferred Share Issue Price” means $1,000 per PubCo Preferred Share.

“PubCo Preferred Shares” means the series A preferred shares of US $0.001 par value per share of PubCo.

“PubCo Securities” means the PubCo Ordinary Shares, PubCo Preferred Shares and the PubCo Series A Investor Warrants, collectively.

“Redeeming SPAC Share” means each SPAC Class A Ordinary Share in respect of which the applicable holder thereof has validly exercised its Redemption Right (and not waived, withdrawn or otherwise lost such rights in accordance with the terms of the SPAC Charter and applicable Law).

“Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares.

“Redemption Price” means the product of (x) the Redemption Amount divided by (y) the total number of Redeeming SPAC Shares.

“Redemption Rights” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Class A Ordinary Shares to redeem all or a portion of its SPAC Class A Ordinary Shares (in connection with the Transactions or otherwise) as set forth in the SPAC Charter.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, escaping, dumping, or leaching into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Remedial Action” means all actions required by Environmental Law to (a) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not substantially endanger or threaten to substantially endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) correct a condition of material noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Revenue” means revenue of PubCo from continuing operations, excluding extraordinary gains, all as determined in accordance with IFRS.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders Agreement” means the Amended and Restated Shareholders Agreement relating to the Company between the Investors, TAU, the Other Shareholders (each such term as defined therein) and the Company dated August 25, 2025.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Affiliate” means (i) (A) any direct or indirect shareholder, member, general or limited partner, other equityholder of SPAC or any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with SPAC, including the Sponsor, (B) after the Closing, PubCo, the Company or any of its Subsidiaries and (C) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to (1) SPAC, (2) after the Closing, PubCo or its Subsidiaries (including the Target Companies and their respective Subsidiaries) or (3) any person referred to in the foregoing clause (i)A) or (ii) any of their respective heirs, executors, administrators, successors or assigns. For purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of SPAC or such Person.

“SPAC Charter” means the amended and restated memorandum and articles of association of SPAC dated April 24, 2025, as the same may be amended or modified from time to time after the date hereof.

“SPAC Class A Ordinary Share” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Share” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, at the time of the disclosure to the Company, PubCo or any of their respective Affiliates or Representatives, (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“SPAC Fundamental Warranties” means the warranties contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.4(a) (Non-Contravention), Section 4.17 (Finders and Brokers), Section 4.22 (Trust Account) and Section 4.24 (Fairness Opinion).

“SPAC Public Unit” means a unit consisting of one SPAC Class A Ordinary Share and one SPAC Right issued in the SPAC IPO.

“SPAC Right” means a right to receive one-tenth (1/10) of one Class A Ordinary Share in accordance with the terms of the SPAC Rights Agreement.

“SPAC Rights Agreement” means the Rights Agreement between SPAC and Continental Stock Transfer & Trust Company, dated April 24, 2025.

“SPAC Securities” means the SPAC Units, SPAC Shares and the SPAC Rights, collectively.

“SPAC Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares, collectively.

“SPAC Transaction Expenses” means the aggregate amount of all fees, costs and expenses, in each case including any VAT thereon, (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of SPAC, which SPAC has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of SPAC which SPAC has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions or the IPO and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts (including deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO). For the avoidance of doubt, no fees, costs and expenses incurred by SPAC in connection with the negotiation, execution, performance or consummation of any transaction or other activities of SPAC other than the Transactions shall be considered SPAC Transaction Expenses hereunder.

“SPAC Unit” means a unit consisting of one SPAC Class A Ordinary Share and one SPAC Right, including the units initially issued in the SPAC IPO, the private placement conducted concurrently with the SPAC IPO, and any units issued upon conversion of SPAC working capital loans pursuant to the terms thereof.

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, association or other business entity of which (a) if a corporation or company, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, all of the Company and the Company Subsidiaries and “Target Company” means any of them.

“Tax Return” means any return, computation, self-assessment, submission, notice, election, form, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or submitted or required to be filed or submitted with a Governmental Authority in connection with the determination, assessment, payment or collection of any Taxes or the administration, implementation, or enforcement of, or compliance with, any Laws or administrative requirements relating to any Taxes.

“Taxes” or “Tax” means any and all national, federal, state, local, or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, ad valorem, Value Added Tax, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, or registration taxes and other governmental charges, duties, levies, alternative or add-on minimum, estimated and other similar charges, in each case, wherever and whenever imposed by a Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not.

“Trade Secrets” means any trade secrets, and any other intellectual property rights arising under applicable Law, in confidential or proprietary information, concepts, ideas, designs, research or development information, processes, procedures, techniques, formulae technical information, specifications, methods, know-how, data, discoveries, and inventions (but excluding any Patents or Copyrights therein).

“Trading Day” means any day on which PubCo Ordinary Shares are actually traded on the principal securities exchange or securities market on which PubCo Ordinary Shares are then traded.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Treasury Regulations” means the regulations (including temporary and proposed) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Triggering Event” means either Triggering Event I, Triggering Event II, Triggering Event III or Triggering Event IV.

“Triggering Event I” shall occur if either (a) with respect to any full fiscal quarter of PubCo ending on or prior to June 30, 2026, the Revenue for such fiscal quarter exceeds $25,000,000, or (b) PubCo or any of its consolidated subsidiaries enters into a binding and definitive agreement on or prior to June 30, 2026 with the US Federal Emergency Management Agency (FEMA), the US Department of Defense or other US federal agency or Regenrate1 LLC that provides for minimum annual and recurring Revenue of at least $100,000,000.

“Triggering Event II” shall occur if, with respect to any full fiscal quarter of PubCo ending on or prior to December 31, 2026, the Revenue for such fiscal quarter exceeds $50,000,000.

“Triggering Event III” shall occur if, with respect to any full fiscal quarter of PubCo ending on or prior to December 31, 2026, the EBITDA for such fiscal quarter exceeds $12,500,000.

“Triggering Event IV” shall occur if, within the Earnout Period, the Ordinary Share Price is greater than or equal to $20.00, subject to Equitable Adjustment.

“Trust Account” means the trust account established by SPAC for the benefit of its public shareholders with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of April 24, 2025, as it may be amended (including to accommodate the First Merger), by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.

“Value Added Tax” or “VAT” means, in the United Kingdom, value added tax chargeable pursuant to the Value Added Tax Act 1994, and in relation to any jurisdiction within the European Union, value added tax provided for in Directive 2006/112/EC and charged under provisions of any national legislation implementing that directive or Directive 77/388/EEC together with legislation supplemental thereto, and, in relation to any other jurisdiction, the equivalent Tax (if any) in that jurisdiction, or any similar or replacement Tax.

14.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
2024 Unaudited Company Financial Statements	7.7(a)
Acquisition Proposal	8.9
Agreement	Preamble
Air Water UK	Preamble
Alternative Transaction	8.9
Audited Company Financial Statements	7.7(a)
Antitrust Laws	8.12(b)
Business Combination	12.1
Closing	3.1
Closing Cash	8.19(b)
Closing Date	3.1
Closing Filing	8.16(b)
Closing PIPE Investor	Recitals
Closing PIPE Subscription Agreement	Recitals
Closing Press Release	8.16(b)
Company	Preamble
Company Benefit Plan	7.18(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Collective Bargaining Agreement	7.17(a)
Company D&O Tail Insurance	8.18(c)
Company Disclosure Schedules	Article VII
Company Financial Statements	7.7(a)
Company Material Contract	7.12(a)
Company Permits	7.10
Company Real Property Leases	7.15
Company Registered IP	7.13(a)
Company Support Agreements	Recitals
Company Warrants	Recitals
Confidentiality Agreement	8.1(c)
Contracting Parties	13.13
Customs & Export Control Laws	4.19(d)
D&O Indemnified Persons	8.18(a)
Disqualified Individual	8.22(d)
DTC	2.6
Earnout Shares	2.10(a)
Enforceability Exceptions	4.2
Environmental Permits	7.19(a)
Exchange Ratio	2.2(a)
Exchanged PSU	2.2(f)
Exchanged RSU	2.2(e)
Extension	8.3(a)

Term	Section
FCPA	4.19(a)
Federal Securities Laws	8.10
First Merger	Recitals
First Merger Effective Time	1.2(a)
First Plan of Merger	1.1
First Surviving Company	1.1(a)
Future PIPE Agreements	Recitals
Future PIPE Investor	Recitals
Inflection Point Fund	Recitals
Intended Tax Treatment	2.9
Interim Financial Statements	8.6(b)
Interim Unaudited Company Financial Statements	7.7(a)
Interim Period	8.1(a)
ITEPA	7.14(q)
Legal Restraint	10.1(c)
Lock-Up Agreement	8.21
Material Customer	7.22(a)
Material Customer Agreement	7.22(a)
Material Supplier	7.22(b)
Material Supplier Agreement	7.22(b)
Merger	Recitals
Merger Sub	Preamble
MLB	13.14(b)
Nasdaq	4.3
New Registration Rights Agreement	8.20
Nonparty Affiliates	13.13
OFAC	4.19(d)
Outside Date	11.1(b)
Parties	Preamble
Party	Preamble
PCAOB Financial Statements	8.6(a)
PIPE Agreements	Recitals
PIPE Investment	Recitals
PIPE Investors	Recitals
Post-Closing PubCo Board	1.5(a)(i)
Post-Closing PubCo Directors	1.5(a)(i)
Post-Closing PubCo Officers	1.5(a)(ii)
Pre-Funded PIPE Investment	Recitals
Pre-Funded PIPE Investors	Recitals
Pre-Funded PIPE Subscription Agreement	Recitals
Pre-Signing Reorganization	Recitals
Pre-Signing Reorganization Intended Tax Treatment	7.14(v)
Proxy Statement	8.15(a)
PubCo	Preamble
PubCo A&R Articles	1.4(a)
PubCo Board	Recitals
PubCo Equity Incentive Plan	8.22(a)
PubCo ESPP	8.22(b)
PubCo Series A Investor Warrants	2.2(c)
PubCo Sole Shareholder	Recitals

Term	Section
Registration Statement	8.15(a)
Registration Statement Effective Date	8.15(b)
Related Person	4.19(d)
Required Shareholder Approval	10.1(a)
Rights Conversion	2.1(c)
Sanctioned Jurisdiction	4.19(d)
Sanctioned Person	7.24(a)
Sanctions	4.19(d)
SEC Reports	4.6(a)
Second Merger	Recitals
Second Merger Effective Time	1.2(b)
Second Plan of Merger	1.1(b)
Second Surviving Company	1.1(b)
Section 280G Materials	8.22(d)
Section 280G Payments	8.22(d)
Section 280G Vote	8.22(d)
Shareholder Approval Matters	8.15(a)
Signing Filing	8.16(b)
Signing Press Release	8.16(b)
SPAC	Preamble
SPAC Arrangements	8.22(d)
SPAC Board	Recitals
SPAC Board Recommendation	Recitals
SPAC Class B Ordinary Share Conversion	2.1(b)
SPAC D&O Tail Insurance	8.18(b)
SPAC Disclosure Schedules	Article IV
SPAC Dissenting Shares	2.1(i)
SPAC Financials	4.6(c)
SPAC Material Contract	4.14(a)
SPAC Permits	4.10
SPAC Per Share Merger Consideration	Recitals
SPAC Shareholders	Recitals
Special Shareholder Meeting	8.15(a)
Sponsor	Preamble
Sponsor Support Agreement	Recitals
Tau Capital	Recitals
Transactions	Recitals
Transfer Agent	2.6
Transfer Taxes	8.14(d)
Trust Account Released Claims	12.1
Unit Separation	2.1(a)
W&C	13.14(a)
Waived 280G Benefits	8.22(d)
Written Resolution	8.27

[Signature Pages Follow]

IN WITNESS WHEREOF, the following Parties have caused this Agreement to be duly executed as of the date first above written.

SPAC:

INFLECTION POINT ACQUISITION CORP. III

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chairman and Chief Executive Officer

[Signature Page to the Business Combination Agreement]

Merger Sub:

IPCX Merger sub LIMITED

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Director

[Signature Page to the Business Combination Agreement]

PubCo:

AIR WATER VENTURES LIMITED

By:	/s/ Andrea Mollica
Name:	Andrea Mollica
Title:	Director

[Signature Page to the Business Combination Agreement]

Company:

AIR WATER VENTURES HOLDINGS LIMITED

By:	/s/ Andrea Mollica
Name:	Andrea Mollica
Title:	Director

[Signature Page to the Business Combination Agreement]

Exhibit A

Reserved

[Exhibit A]

Exhibit B

Company Warrants

[Exhibit B]

Exhibit C

 Sponsor Support Agreement

[Exhibit C]

Exhibit D

Form of Company Support Agreement

[Exhibit D]

Exhibit E

Form of First Plan of Merger

[Exhibit E]

Exhibit F

Form of Second Plan of Merger

[Exhibit F]

Exhibit G

Reserved

[Exhibit G]

Exhibit H

PubCo Series A Investor Warrants

[Exhibit H]

Exhibit I

Form of New Registration Rights Agreement

[Exhibit I]

Exhibit J-1

Form of Lock-Up Agreement (Company)

J-1-1

Exhibit J-2

Form of Lock-Up Agreement (Sponsor)

J-2-1

Exhibit K

Form of PubCo A&R Articles

[Exhibit K]